Exhibit 10.13

LEASE

BETWEEN

ONE CAMPUS ASSOCIATES, L.L.C., as Lessor

AND

CENDANT OPERATIONS, INC., as Lessee

DATED: December 29, 2000

TABLE OF CONTENTS

1.	DESCRIPTION		1
2.	TERM		1
3.	BASIC RENT		1
4.	USE AND OCCUPANCY		3
5.	CARE AND REPAIR OF PREMISES/ENVIRONMENTAL		3
	(A)	Care and Repair	3
	(B)	Compliance with Environmental Laws	4
	(C)	ISRA Compliance	4
	(D)	Information to Lessor	4
	(E)	Lessor Audit	4
	(F)	Lessee Remediation	5
	(G)	Environmental Questionnaire	5
	(H)	Environmental Documents and Conditions	5
	(I)	Lessor’s Right to Perform Lessee’s Obligations	5
	(J)	Indemnity	6
	(K)	Survival	7
	(L)	Interpretation	7
	(M)	Lessor’s Representation	7
6.	ALTERATIONS, ADDITIONS OR IMPROVEMENTS		7
7.	ACTIVITIES INCREASING FIRE INSURANCE RATES		8
8.	INTENTIONALLY OMITTED		8
9.	ASSIGNMENT AND SUBLEASE		8
10.	COMPLIANCE WITH RULES AND REGULATIONS		12
11.	DAMAGES TO BUILDING/WAIVER OF SUBROGATION		12
12.	EMINENT DOMAIN		13
13.	INSOLVENCY OF LESSEE		13
14.	LESSOR’S REMEDIES ON DEFAULT		14
15.	DEFFICIENCY		14
16.	SUBORDINATION OF LEASE		15
17.	SECURITY DEPOSIT		16
18.	RIGHT TO CURE BREACH		17
19.	LIENS		17
20.	RIGHT TO INSPECT AND REPAIR		18
21.	UTILITIES AND ELECTRICAL SERVICE		18
22.	OTHER SERVICES TO BE ARRANGED FOR BY LESSOR		18
23.	INTERRUPTION OF SERVICES		19
24.	ADDITIONAL RENT		20
	(A)	Operating Cost Escalation	20
	(B)	Payment	22
	(C)	Lease Year	22
	(D)	Books and Records	22
	(E)	Right of Review	22
25.	REAL ESTATE TAXES		23

i

26.	LESSEE’S ESTOPPEL		25
27.	HOLDOVER TENANCY		25
28.	RIGHT TO SHOW PREMISES		25
29.	WAIVER OF TRIAL BY JURY		26
30.	LATE CHARGE		26
31.	NO OTHER REPRESENTATIONS		26
32.	QUIET ENJOYMENT		26
33.	INSURANCE		26
34.	RULES OF CONSTRUCTION/APPLICABLE LAW		29
35.	APPLICABILITY TO SUCCESSORS AND ASSIGNS		30
36.	PARKING SPACES		30
37.	LESSOR’S AND LESSEE’S EXCULPATION		30
38.	BROKER		31
39.	PERSONAL LIABILITY		31
40.	NO OPTION		32
41.	DEFINITIONS		32
	(A)	Additional Rent	32
	(B)	Affiliated Company	32
	(C)	Force Majeure	32
	(D)	Wing(s)	33
42.	LEASE COMMENCEMENT		33
43.	NOTICES		33
44.	INTENTIONALLY OMITTED		33
45.	24-HOUR ACCESS		33
46.	ACCORD AND SATISFACTION		33
47.	EFFECT OF WAIVERS		34
48.	NUMBER AND GENDER		34
49.	LESSOR’S RESERVED RIGHT		34
50.	INDEMNITY		34
	(A)	Lessee’s Indemnity	34
	(B)	Lessor’s Indemnity	35
51.	CORPORATE AUTHORITY		35
52.	GOVERNMENT REQUIREMENTS		35
53.	SIGNS		36
54.	RENEWAL OPTION		36
55.	FEES AND EXPENSES		38
56.	ADDITIONAL BUILDING		38
	(A)	Expansion	38
	(B)	Common Facilities	38
	(C)	Lessee’s Proportionate Share	38
	(D)	Parking	38
57.	RIGHT OF FIRST OFFER		39
58.	WORK ALLOWANCE/EARLY OCCUPANCY		40
59.	BUILDING MANAGEMENT		41

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60.	SALE OF DEMISED PREMISES	41
61.	GUARANTY	42
62.	RECORDING	42
63.	ROOFTOP EQUIPMENT	42
64.	COUNTERPARTS	42

iii

LEASE, made the 29 day of December, 2000, between ONE CAMPUS ASSOCIATES, L.L.C., a New Jersey limited partnership, whose address is c/o Gale & Wentworth Real Estate Advisors, L.L.C., 200 Campus Drive, Suite 200, Florham Park, New Jersey 07932 (hereinafter referred to as “Lessor”); and CENDANT OPERATIONS, INC., a corporation of the State of Delaware, whose address is 6 Sylvan Way, Parsippany, New Jersey 07054 (hereinafter referred to as “Lessee”).

1. DESCRIPTION. Lessor hereby leases to Lessee and Lessee hereby hires from Lessor, the “Demised Premises” or “Premises”, consisting of a building of approximately 377,000 square feet located at One Campus Drive, Parsippany, New Jersey (hereinafter called the “Building”), and that certain parcel of land and improvements therein (hereinafter called “Office Building Area”), as described on Exhibit A attached hereto and made part of this Lease. Lessee acknowledges that it has inspected the Premises, that it is fully familiar with the condition of the Premises, and that it is leasing same in “AS IS” condition, subject only to the terms set forth in Sections 10, 21, 22 and 58 of this Lease.

2. TERM. The term of this Lease and the demise of the Demised Premises shall be for twelve (12) years beginning November 1,2001 (the “Commencement Date”) and ending October 31, 2013 or on such earlier or later commencement or termination, as hereinafter set forth (which term is hereinafter called the “Term” or “Lease Term”).

3. BASIC RENT.

(A) Lessee shall pay to Lessor, during the Term without counterclaim, deduction or setoff, rent in the amount of One Hundred Three Million Two Hundred Seventy-Five Thousand Three Hundred Eighty and 00/100 ($103,275,380.00) Dollars (hereinafter referred to as “Term Basic Rent”), payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Term Basic Rent shall accrue as follows:

Period	Annual Basic Rent	Monthly Basic Rent
11/01/2001-10/31/2006	$7,934,390.00	$661,949.16
11/01/2006-10/31/2011	$8,810,490.00	$734,207.50
11/01/2011-10/31/2013	$9,752,990.00	$812,749.16

(B) The aforesaid installments of Monthly Basic Rent shall be payable in advance on the first day of each calendar month during the Term, except that a proportionately lesser sum may be paid for the first and last months of the Term of this Lease if the Term commences on a date other than the first day of the month, in accordance with the provisions of this Lease hereinafter set forth.

COPR. 2000 DOLLINGER & DOLLINGER, P.A.

The Monthly Basic Rent and Additional Rent, if any, shall be payable at the office of Lessor, at the address above set forth, or as may otherwise be directed by notice from Lessor to Lessee.

(C) Lessee shall, and will, during the Term well and truly pay, or cause to be paid, to Lessor, the Monthly Basic Rent as herein provided and all other sums that may become due and payable by Lessee, hereunder, at the time and in the manner herein provided, without counterclaim, offset or deduction; and all other sums due and payable by Lessee hereunder may, at Lessor’s option, be deemed to be, and treated as, Additional Rent, and added to any Monthly Basic Rent due and payable by Lessee hereunder, and, in the event of nonpayment of such other sums, Lessor shall have all the rights and remedies herein provided for in the case of the nonpayment of rent, or of a breach of any covenant to be performed by Lessee.

(D) As used in this Lease, Basic Rent shall mean either Term Basic Rent, Annual Basic Rent or Monthly Basic Rent, as appropriate.

(E) On or before March 15, 2001, Lessee shall pay Lessor the sum of Six Hundred Three Thousand Two Hundred and 00/100 ($603,200.00) Dollars, as advance Monthly Basic Rent for the first month of Lessee’s rental obligation, provided that on or before March 15, 2001, Lessor shall pay Broker twenty-five (25%) of the commission due to Broker pursuant to the commission agreement described in Section 38 hereof.

4. USE AND OCCUPANCY. Lessee shall use and occupy the Premises only for general offices and other lawful purposes associated and related thereto, excluding those uses prohibited under Section 9(B)(v) hereof, but including the following ancillary uses: ATM machines; food service; gym facility; day care facility for Lessee’s employees only; data control center; reservation center; sundry shop or similar ancillary retail facility.

5. CARE AND REPAIR OF PREMISES/ENVIRONMENTAL.

(A) Care and Repair. Lessee covenants to commit no act of waste and to take good care of the Premises and the fixtures and appurtenances therein, and shall redecorate, paint and renovate the Premises as may be necessary to keep the same in good condition and appearance. Subject to Section 24 hereof, Lessor shall perform all other repairs to and maintenance of the Demised Premises, the Building Structure, the Building Systems and roof membrane, unless such repairs or maintenance are made necessary due to the negligence of Lessee, its agents, employees, contractors or invitees, and are not covered by insurance, in which event Section 24 shall not apply thereto and Lessee shall pay or reimburse Lessor for the entire cost thereof to the extent not covered by the insurance maintained or required to be maintained by Lessor pursuant to Section 33A(i) and (ii). When used in this Section 5(A) and in Section 24, the term “repairs” shall mean all ordinary and extraordinary repairs, replacements and/or renewals, which shall be equal in quality and class to the original work. Lessee shall, in the use and occupancy of the Premises, comply with all present and future laws, orders and regulations of the federal, state and municipal governments or any of their departments affecting the Premises, to include payment of any costs of compliance with laws resulting from Lessor’s recapture of any space pursuant to Section 9 hereof; this covenant to survive the expiration or sooner termination of this Lease. Notwithstanding anything to the contrary set forth in this Lease, Lessor shall be solely responsible to comply with laws applicable to the design of the existing system of detention and drainage and the discharge of storm water from the Office Building Area to any wetlands, brook or stream. Notwithstanding Lessor’s obligation, subject to Section 24 hereof, to repair and maintain the Demised Premises, the Building Structure, the Building Systems and roof membrane, any repairs to the Demised Premises required to be made by any laws enacted after the date of this Lease (“Future Laws”) shall be made by Lessor entirely at Lessee’s expense to the extent that such repairs are required (1) solely because of any work done by Lessee in the Demist. Premises or (2) by Lessee’s specific use of the Demised Premises (as distinguished from use of the Premises for general offices) and/or to the extent such repairs are necessary due to the negligence of Lessee, its agents, employees, contractors or invitees, and are not covered by the insurance maintained or required to be maintained by Lessor pursuant to Section 33(A)(i) and (ii). The cost of any repairs to the Demised Premises required to be made by any such Future Laws which are required due to the use of the Building as general offices shall, to the extent compliance is required because the conditions requiring compliance are not grandfathered, and to the extent permitted pursuant to this Lease, be included in Building Operating Costs and amortized as provided in Subsection 24(A). All improvements made by Lessee to the Premises, which are so attached to the Premises that they cannot be removed without material injury to the Premises, shall become the property of Lessor upon installation. Not later than the last day of the Term, Lessee shall, at Lessee’s expense, remove all Lessee’s personal property, and those improvements made by Lessee which have not become the property of Lessor, including trade fixtures, movable paneling, and partitions; repair all injury done by or in connection with the installation or removal of said property and improvements and surrender the Premises in as good condition as they were at the beginning of the Term, except where the damage was caused by Lessor or where repairs were required to be performed by Lessor, reasonable wear and tear and damage by fire, the elements, or casualty excepted. Notwithstanding the foregoing, Lessee shall not be required to remove any wiring or cabling or data equipment installed in connection with Lessee’s business. All other property of Lessee remaining on the Premises after the last day of the Term of this Lease shall be conclusively deemed abandoned and may be removed by Lessor, and Lessee shall reimburse Lessor for the cost of such removal. Lessor may have any such property stored at Lessee’s risk and expense.

(B) Compliance with Environmental Laws. Subject to the provisions of Section 5(A) above, Lessee shall, at Lessee’s own expense, promptly comply with each and every federal, state, county and municipal environmental law, ordinance, rule, regulation, order, directive and requirement imposing liability for protection of the environment, now or hereafter existing, (“Environmental Laws”), applicable to the Premises, Lessee, Lessee’s operations at the Premises, or all of them. Lessor shall procure insurance with respect to the presence of Contaminants at the Premises due to the acts of third parties unrelated to Lessee, at Lessee’s sole cost and as between Lessor and Lessee, Lessee shall solely be liable for the presence of such Contaminants at the Premises due to such acts of third parties unrelated to Lessee. Notwithstanding anything contained herein to the contrary, Lessee shall have no liability for any cost or expense for compliance with Environmental Laws in connection with the presence of Contaminants or any other environmental condition requiring remediation as of the date of this Lease which (i) pre-existed Lessee’s occupancy of the Premises; or (ii) were caused or created by Lessor, its agents, contractors or employees; or (iii) are present at the Premises due to migration from other sites; or to the extent the conditions described in clauses (i), (ii), and (iii) above were not exacerbated by Lessee, its agents, contractors or employees and except where Lessee had knowledge of such Contaminants or environmental condition requiring remediation and failed to notify Lessor as soon as reasonably possible of same unless Lessor had independent knowledge or reasonably should have had independent knowledge of same. In addition, Lessee shall have no liability for any cost or expense for compliance with Environmental Laws in connection with the presence of Contaminants or any other environmental condition, irrespective of whether or not the same require remediation as of the date of this Lease, which preexisted Lessee’s occupancy of the Premises and which (a) are present on or in the ground within the Office Building Area; or (b) affect the Building Structure; or (c) consist of lead paint, asbestos floor tiles, external transformers containing PCBs, and underground piping connected to a formerly existing 10,000 gallon gasoline tank, to the extent the conditions described in clauses (a), (b) and (c) were not exacerbated by Lessee, its agents, contractors or employees. For purposes of this Section 5, Lessee’s knowledge shall be deemed to be the actual knowledge, without independent investigation, of Thomas Hocker, Lessee’s on-site contact person, or his successor (the “Responsible Informant”), all provided that a reasonable person confronted with the information known to the Responsible Informant would understand the same to be a Contaminant or environmental condition requiring remediation.

(C) ISRA Compliance. Lessee shall, at Lessee’s own expense, comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any amending and successor legislation and regulations (“ISRA”).

(D) Information to Lessor. At no expense to Lessor, Lessee shall promptly provide all information in Lessee’s possession and sign all documents reasonably requested by Lessor with respect to compliance with Environmental Laws.

(E) Lessor Audit. Lessee shall permit Lessor and its representatives access to the Premises, once each calendar year, to conduct an environmental assessment, investigation and sampling, all at Lessor’s own expense. Notwithstanding the foregoing, Lessor may conduct additional environmental assessments, investigations and sampling by consultants reasonably acceptable to Lessee where Lessor shall have a reasonable basis to believe that Contaminants (as defined in Subsection 5(L)) are present at the Premises. In the event that the presence of such Contaminants is due to the act or omission of Lessee which shall constitute an Event of Default under this Lease, in addition to Lessee’s obligations set forth in Subsection 5(F), Lessee shall pay for the reasonable cost of such additional environmental assessments, investigations and sampling as may be reasonably required to determine the extent of any contamination caused by Lessee.

(F) Lessee Remediation. Should any assessment, investigation or sampling reveal the existence of any spill, discharge or placement of Contaminants in, on, under, or migrating from or on to the Building or the Office Building Area, as a result of the action or omission of Lessee or a Lessee Representative (as hereinafter defined), constituting an Event of Default, at Lessor’s sole option, (i) Lessee shall, at Lessee’s own expense, in accordance with Environmental Laws, undertake all action required by any governmental authority having jurisdiction, including, without limitation, promptly obtaining and delivering to Lessor an unconditional No Further Action Letter (which may permit institutional or engineering controls but may not permit the posting of any notice), or (ii) Lessor shall undertake the action described in the foregoing subsection (i) at Lessee’s sole cost. For purposes of this Section 5, the term “Lessee Representative” shall mean any shareholder, officer, director, member, partner, employee, agent, licensee, assignee, sublessee or invitee of Lessee, or any third party present as a result of Lessee’s business activities other than Lessor, or another lessee of the Building or Office Building Area, or a shareholder, officer, director, member, partner, employee, agent, licensee, assignee, sublessee or invitee of any of the foregoing. In no event shall any of Lessee’s remedial action involve engineering or institutional controls, a groundwater classification exception area, or well restriction area, and Lessee’s remedial action shall meet the applicable governmental remediation standards for soil, surface water, groundwater and drinking water. Promptly upon completion of all required investigatory and remedial activities, Lessee shall, at Lessee’s own expense, to Lessor’s reasonable satisfaction, restore the affected area of the Building or the Office Building Area, as the case may be, from any damage or condition caused by the investigatory or remedial work.

(G) Environmental Questionnaire. Upon Lessor’s request, no later than thirty (30) days following the signing and delivery of this Lease, and thereafter upon renewal of this Lease, if at all, Lessee shall complete, execute and deliver to Lessor an environmental questionnaire in form and substance reasonably satisfactory to Lessor.

(H) Environmental Documents and Conditions. For purposes of this Section 5, the term “Environmental Documents” shall mean all environmental studies concerning the Building or the Office Building Area, of which the Premises is a part, or its environs, commissioned by Lessee and submissions made by Lessee to any governmental agency (or demands or citations received by Lessee from any governmental agency) pertaining to Environmental Laws in the possession or under the control of Lessee, including, without limitation, plans, reports, correspondence and submissions. During the Term of this Lease and, subsequently, promptly upon receipt by Lessee or a Lessee Representative, Lessee shall deliver to Lessor all Environmental Documents concerning or generated by or on behalf of Lessee pertaining to the Premises, whether currently or hereafter existing.

(I) Lessor’s Right to Perform Lessee’s Obligations. Notwithstanding anything to the contrary set forth in this Lease, in the event, pursuant to this Lease, Lessee is required to undertake any sampling, assessment, investigation or remediation with respect to the Building or the Office Building Area, as the case may be, then, at Lessor’s discretion, Lessor shall have the right, upon notice to Lessee, from time to time, to perform such activities at Lessee’s expense, and all reasonable sums incurred by Lessor shall be paid by Lessee, as Additional Rent, within thirty (30) days of Lessor’s invoice therefor. Notwithstanding the foregoing, except in the case of emergencies, Lessor shall not perform such obligations of Lessee prior to the service of notice and the expiration of the applicable cure periods set forth in Section 14 hereof.

(J) Indemnity. Lessee shall indemnify, defend and hold harmless Lessor, Lessor’s officers, directors, shareholders, employees and personal or legal representatives from and against any and all claims, liabilities, losses, damages, penalties and costs, foreseen or unforeseen, including, without limitation, reasonable counsel, engineering and other professional or expert fees, which an indemnified party may incur resulting directly or indirectly, wholly or partly from Lessee’s actions or omissions which shall constitute an Event of Default under this Lease with regard to Lessee’s obligations for the environmental clean-up costs under this Section to the extent that Lessee’s acts or omissions or those of its agents, contractors or employees contributed to or exacerbated the contaminations for which environmental clean-up costs may be incurred by an indemnified party. Lessor agrees to defend, indemnify and hold harmless Lessee, the Guarantor, their respective officers, directors, shareholders, employees and personal or legal representatives from and against any and all environmental cleanup costs, administrative and remediation costs (including NJDEP oversight costs and natural resource damages), reasonable attorneys’ fees, investigatory costs, engineering fees and professional or other experts’ fees, fines and penalties levied or assessed in connection with compliance with the Environmental Laws (herein “Environmental Costs”), and/or any and all claims by and/or liabilities to third persons for Environmental Costs, which may be incurred by or asserted against Lessee, the Guarantor, their respective officers, directors, shareholders, employees and personal or legal representatives as a result of (i) any Contaminants or environmental condition requiring remediation caused or created by Lessor’s acts or omissions or those of its agents, contractors or employees or (ii) determined to have been in existence at the Building or Office Building Area prior to the Commencement Date of this Lease, if remediation is required, to the extent Lessee or its agents, contractors or employees have not exacerbated any such pre-existing condition. In addition to Environmental Costs, Lessor shall indemnify and hold harmless Lessee, the Guarantor, their respective officers, directors, shareholders, employees and personal or legal representatives from any and all third party claims, liabilities, losses, damages, including NJDEP oversight costs and natural resource damages, foreseen or unforeseen, including, without limitation, reasonable counsel fees incurred by Lessee as a result of any Contaminants or environmental condition caused or created by Lessor’s acts or omissions or those of its agents, contractors or employees or determined to have been in existence at the Building or Office Building Area prior to the Commencement Date of this Lease, except to the extent the presence of Contaminants was exacerbated by or contributed to by Lessee or its agents, contractors or employees. Where Lessee’s acts or omissions or those of its agents, contractors or employees have exacerbated any such pre-existing condition, Lessor’s obligations as set forth in this Subsection 5(J) shall not apply to the extent of any costs incurred as a result of such exacerbation by Lessee or its agents, contractors or employees. Notwithstanding anything to the contrary set forth in this Subsection 5(J), Lessor shall indemnify Lessee, the Guarantor, their respective officers, directors, shareholders, employees and personal or legal representatives for their costs of defense, to include without limitation, reasonable attorneys’ fees and experts’ fees with respect to any claims brought by third parties arising out of the presence of Contaminants or any environmental condition requiring remediation at the Building or Office Building Area where Lessee has been finally adjudicated not to be responsible for the presence or exacerbation of any such Contaminants or environmental condition requiring remediation.

(K) Survival. This Section shall survive the expiration or earlier termination of this Lease. Lessee’s failure to abide by the terms of this Section shall be restrainable or enforceable, as the case may be, by injunction.

(L) Interpretation. The obligations imposed upon Lessee under Subsections 5(B) through 5(J) are in addition to and are not intended to limit, but to expand upon, the obligations imposed upon Lessee under Subsection 5(A). As used in this Section 5, the term “Contaminants” shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant, contaminant, petroleum, asbestos or polychlorinated biphenyls, as defined or referred to in any Environmental Laws. Where a law or regulation defines any of these terms more broadly than another, the broader definition shall apply. Notwithstanding anything contained herein to the contrary, Lessee shall be permitted to keep normal office supplies and any chemicals necessary to operate Lessee’s business systems in reasonable quantities which may be included as Contaminants such as cleaning supplies and copier supplies, provided the same are stored, handled and disposed of in full compliance with all Environmental Laws.

(M) Lessor’s Representation. Lessor hereby represents to Lessee that: (i) based solely upon the Phase I Environmental Site Assessment dated July 7, 2000 and supplemented by letter dated December 6, 2000, prepared by Environmental Waste Management Associates, LLC, and the prior reports referenced therein, including the Phase I Environmental Site Assessment prepared by Malcolm Pirnie, Inc. in November of 1995, and without any independent inquiry and except as may be indicated to the contrary in said reports, Lessor believes that there are no Contaminants present at the Building or Office Building Area in quantities exceeding actionable levels; (ii) to the best of Lessor’s knowledge, without any independent investigation, there is no friable asbestos present in the Building; (iii) Lessor has received no notices, complaints or demands relative to the environmental condition of the Building or the Office Building Area; and (iv) Lessor has no actual knowledge that any information set forth in the reports listed on Exhibit B attached hereto, which have been provided to Lessee is incorrect in any material respect.

6. ALTERATIONS, ADDITIONS OR IMPROVEMENTS. Lessee shall not, without first obtaining the written consent of Lessor, make any alterations, additions or improvements in, to or about the Premises, which consent shall not be unreasonably withheld; provided that, with respect to alterations, additions or improvements which affect the Building Structure or Building Systems, as a condition to Lessor’s consent, Lessor may direct Lessee to restore the alteration, addition or improvement to its prior condition, at the expiration or sooner termination of this Lease. As used herein, “Building Structure” shall include the exterior load-bearing walls (excluding windows and glass), foundation, roof, and structural steel framework, and “Building Systems” shall include heating, ventilation and air-conditioning, plumbing and electrical systems and the elevators.

7. ACTIVITIES INCREASING FIRE INSURANCE RATES. Lessee shall not do or suffer anything to be done on the Premises in violation of this Lease which will increase the rate of fire insurance on the Building.

8. INTENTIONALLY OMITTED.

9. ASSIGNMENT AND SUBLEASE. Lessee may not mortgage, pledge, hypothecate, assign, transfer or sublet this Lease or the Premises in any manner except as specifically provided for in this Section 9:

(A) Lessee shall notify Lessor in writing of the opportunity to recapture all or any number of full Wing(s) (as defined in Subsection 4 ID) of the Building without any requirement that Lessee first enter into a proposed sublease or assignment or any letter of intent, following which Lessor shall have 10 business days to notify Lessee in writing as to whether or not Lessor elects, in its sole judgment, to recapture all or any number of such full Wing(s). If Lessor elects to recapture all or any number of such full Wing(s), Lessee shall be fully released from any and all obligations with respect to such recaptured space thereafter accruing and Lessor shall abide by the terms of Subsections 9(B)(i), (iv), (v) and (vi) with respect to such recaptured space. Lessee may seek to assign or sublease all or any number of such full Wing(s) which Lessor has elected not to recapture as hereinafter provided in this Section 9.

(B) The terms and conditions of any proposed assignment of this Lease, or sublease of all or a portion of the Premises, to include any space which Lessor has elected not to recapture, shall be communicated to Lessor prior to the effective date thereof and shall be subject to the written consent of Lessor, which consent shall not be unreasonably withheld and shall be granted or denied within five (5) business days, provided and upon condition that:

(i)	In Lessor’s reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (a) is in keeping with the then standard of the Building, (b) is limited to the use of the Premises permitted under Section 4 hereof;

(ii)	The form of the proposed sublease or instrument of assignment shall comply with the applicable provisions of this Section 9 and shall not be inconsistent with the terms of this Lease;

(iii)	Lessee shall not advertise the subtenancy for less than the then current market rent per rentable square foot for the Premises as though the Premises were vacant;

(iv)	The proposed occupancy shall not, in Lessor’s reasonable opinion, increase the density of population using the Demised Premises to exceed one (1) person per 150 gross rentable square feet of space or exceed the parking allocation presently provided for in this Lease;

(v)	The proposed assignee or subtenant shall not be engaged in any of the following prohibited uses:

(a)	educational, including but not limited to, instructional facilities and correspondence schools;

(b)	employment agencies;

(c)	model agencies;

(d)	photographic studios or laboratories;

(e)	spas, health, physical fitness or exercise salons;

(f)	small loan offices;

(g)	medical or dental facilities, including professional offices, treatment facilities, dispensaries or laboratories;

(h)	federal, state or local government offices;

(i)	so-called boiler room operations;

(j)	retail stock brokerage offices; and

(k)	religious organizations making facilities available to congregations for uses other than business purposes.

(vi)	The proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of, the state courts of New Jersey.

(C) Any permitted assignee shall assume, by written instrument, all of the obligations of this Lease, and a copy of such assumption agreement shall be furnished to Lessor within ten (10) days of its execution. Any permitted sublease shall expressly acknowledge in writing that said sublessee’s rights against the Lessor shall be no greater than those of the Lessee.

(D) The Lessee and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Term Basic Rent and Additional Rent reserved herein as and when required to be paid, through the entire Term of this Lease, as the same may be renewed, extended or otherwise modified.

(E) The Lessee and any assignee shall promptly pay to Lessor one-half (1/2) of any net consideration received for any assignment or one-half (1/2) of the net rent (Basic and Additional), as and when received in excess of the Term Basic Rent and Additional Rent required to be paid by Lessee for the period affected by said assignment or sublease for the area sublet, computed on the basis of an average square foot rent for the gross square footage Lessee has leased. As used herein, net consideration and/or net rent shall mean gross rent (Basic and Additional) or gross consideration less normal and customary brokerage fees that would be payable to a licensed broker, reasonable legal fees, leasehold improvements and rent concessions for the assignment or sublet, said costs and expenses to be amortized over the term of the assignment or sublet.

(F) In any event, the acceptance by Lessor of any rent (Basic and Additional) from the assignee or from any of the subtenants or the failure of Lessor to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release Lessee herein, nor any assignee assuming this Lease, from any and all of the obligations herein during and for the entire Term of this Lease.

(G) Lessor shall require a Five Hundred and 00/100 ($500.00) Dollar payment to cover its handling charges for each request for consent to any sublet or assignment prior to its consideration of the same; provided, however, that there shall be no such charge in connection with the recapturing of any Wing(s) by Lessor.

(H) Lessee shall have no claim, and hereby waives the right to any claim, against Lessor for money damages by reason of any refusal, withholding or delaying by Lessor of any consent, approval or statement of satisfaction, and in such event, Lessee’s only remedies therefor shall be an action for specific performance, injunction or declaratory judgment to enforce any such requirement.

(I) Any sublet of less than a full Wing of the Building or a sublet of all or part of the Premises or an assignment of this Lease to an “Affiliated Company” as hereinafter defined shall not be subject to the provisions of Subsections 9(A), 9(E) or 9(G) hereof and shall not require Lessor’s prior written consent, but all other provisions of this Section shall apply and Lessee shall serve Lessor with prior notice of same.

(J) In the event that any or all of Lessee’s interest in the Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Lessee, or to Lessee as a debtor in possession, and subsequently any or all of Lessee’s interest in the Premises and/or this Lease is offered or to be offered by Lessee or any trustee, receiver, or other representative or agent of Lessee as to its estate or property (such person, firm or entity being hereinafter referred to as the “Grantor”), for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Lessor (each such transaction being hereinafter referred to as a “Disposition”), it is agreed that Lessor has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Lessor in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Lessor has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein.

Lessor shall have sixty (60) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Lessee’s interest by such Disposition, and the exercise of the option by Lessor shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Lessor to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Lessor. In the event Lessor accepts such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Lessor. In the event Lessor rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two (2%) percent of the price sought from Lessor or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Lessor hereunder.

(K) If pursuant to the Federal Bankruptcy Code (herein the “Code”), or any similar law hereafter enacted having the same general purpose, Lessee is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to one (1) year’s Annual Basic Rent and Additional Rent for the next succeeding twelve (12) months (which Additional Rent shall be reasonably estimated by Lessor), which deposit shall be held by Lessor for the balance of the Term, without interest, as Additional Security Deposit as hereinafter defined for the full performance of all of Lessee’s obligations under this Lease, to be held and applied in the manner specified for security in Section 17.

(L) Except as specifically set forth above, no portion of the Demised Premises or of Lessee’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Lessee, nor shall Lessee pledge its interest in this Lease or in any security deposit required hereunder.

(M) If Lessee is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange, the provisions of this Section 9 shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock [or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock] which results in a change of control of Lessee as if such transfer of stock (or other mechanism) which results in a change of control of Lessee were an assignment of this Lease, and if Lessee is a partnership or joint venture, the provisions of this Section 9 shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such a partnership or joint venture as if such transfer of an interest in the distributions of profits and losses of such partnership or joint venture which results in a change of control of such partnership or joint venture were an assignment of this Lease; but the provisions of this Section 9 shall not apply to transactions with a corporation into or with which Lessee is merged or consolidated or to which all or substantially all of Lessee’s assets or stock are transferred or to any corporation which controls or is controlled by Lessee or is under common control with Lessee, provided that in the event of such merger, consolidation, transfer, public offering or reorganization of all or substantially all of Lessee’s assets or stock, (i) the successor to Lessee has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (a) the net worth of Lessee immediately prior to such merger, consolidation or transfer or (b) the net worth of Lessee herein named on the date of this Lease, and (ii) proof satisfactory to Lessor of such net worth shall have been delivered to Lessor promptly following the effective date of any such transaction.

(N) Lessee’s rights as set forth in Sections 54 and 57 shall be deemed null and void in the event that Lessee or its Affiliated Companies are in possession of less than five (5) Wings in the Building.

(O) Notwithstanding anything to the contrary set forth in this Section 9, Lessee shall have the right to select and enter into agreements with vendors for the operation of Lessee’s gym and cafeteria facilities without Lessor’s consent.

(P) Notwithstanding anything to the contrary set forth in this Section 9, subject to their compliance with applicable laws, Lessee may allow third party vendors to use the Building lobby, without the consent of Lessor; provided, however, that at such time as the Building may be occupied by tenants other than Lessee, by virtue of Lessor’s recapture of space within the Demised Premises, such vendors may use only such floors of the Building as may then be fully occupied solely by Lessee or its Affiliates.

10. COMPLIANCE WITH RULES AND REGULATIONS. At such time, if ever, and for so long as the Building may become a multi-tenant building, Lessee shall observe and comply with the rules and regulations hereinafter set forth in Exhibit C attached hereto and made a part hereof and with such further reasonable rules and regulations as Lessor may prescribe, on written notice to Lessee, for the safety, care and cleanliness of the Building and the comfort, quiet and convenience of other occupants of the Building. Lessee shall not place a load upon any floor of the Demised Premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Based solely on the Property Condition Report of Eckland Consultants Inc. dated July 5, 2000 (the “Eckland Report”) and without having made any other or independent investigation, Lessor believes that the upper two (2) floors of the Building are able to support a live load of eighty (80) pounds per square foot and a dead load of one hundred (100) pounds per square foot. Lessor reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Lessee, at Lessee’s expense, in settings sufficient, in Lessor’s judgment, to absorb and prevent vibration, noise and annoyance. To the extent Lessor enforces such rules and regulations, the same shall be done in a nondiscriminatory manner among all Building tenants. Any modifications to such rules and regulations shall not unreasonably increase Lessee’s obligations or unreasonably decrease Lessee’s rights hereunder.

11. DAMAGES TO BUILDING/WAIVER OF SUBROGATION. If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Lessor, will equal or exceed twenty-five (25%) percent of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Lessor may, no later than the sixtieth (60th) day following the damage, give Lessee a notice of election to terminate this Lease, or, if the cost of restoration of the Building will equal or exceed fifty (50%) percent of such replacement value, then Lessee may, no later than the sixtieth (60th) day following the damage, give Lessor a notice of election to terminate this Lease. In either said event of election, this Lease shall be deemed to terminate on the thirtieth (30th) day after the giving of said notice, and Lessee shall surrender possession of the Premises within a reasonable time thereafter; and the Term Basic Rent, and any Additional Rent, shall be apportioned as of the date of said surrender, and any Term Basic Rent or Additional Rent paid for any period beyond the latter of the thirtieth (30th) day after said notice or the date Lessee surrenders possession shall be repaid to Lessee this obligation to survive termination of this Lease. If the cost of restoration shall not entitle Lessor to terminate this Lease or if, despite the cost, Lessor does not elect to terminate this Lease, Lessor shall restore the Building and the Premises with reasonable promptness, subject to Force Majeure, as hereinafter defined, and except as stated above, Lessee shall have no right to terminate this Lease. Lessor need not restore fixtures and improvements owned by Lessee provided, however, that Lessee shall have the right to work alongside Lessor to restore Lessee’s fixtures and improvements so long as Lessee does not interfere with Lessor. There shall be no obligation on the part of Lessor to repair or rebuild the Demised Premises if the casualty occurs during the last fifteen (15) months of the Term of this Lease and the Premises cannot be restored within ninety (90) days from the date of the casualty in Lessor’s reasonable opinion and, in such case, either party may elect to terminate this Lease upon thirty (30) days’ prior written notice to the other party which notice must be given within thirty (30) days of the date of the casualty, and upon the expiration of said thirty (30) day period, this Lease shall thereafter terminate. However, Lessee may, within fifteen (15) days after receipt of Lessor’s notice to terminate this Lease, override such termination by exercising its option to renew pursuant to Section 54 hereof, thus creating a remainder of the Term in excess of twenty-four (24) months.

In any case in which use of the Premises is affected by any damage to the Building, there shall be either an abatement or an equitable reduction in Term Basic Rent and Additional Rent depending on the period for which and the extent to which the Premises are not reasonably usable for the purpose for which they are leased hereunder. The words “restoration” and “restore” as used in this Section 11 shall include repairs.

12. EMINENT DOMAIN. If Lessee’s use of the Premises is materially affected due to the taking by eminent domain of (a) the Premises or any part thereof or any estate therein; or (b) any other part of the Building; or if the parking spaces provided to Lessee at the Office Building Area art diminished by ten (10%) percent or more as a result of any taking, and Lessor is unable to provide Lessee with replacement parking within the Office Building Area or within reasonable proximity thereto, then, in any such event, this Lease shall terminate on the date when title vests pursuant to such taking. The Term Basic Rent, and any Additional Rent, shall be apportioned as of said termination date and any Term Basic Rent or Additional Rent paid for any period beyond said date shall be repaid to Lessee, this obligation to survive termination of this Lease. In the event of a partial taking which does not effect a termination of this Lease but does deprive Lessee of the use of a portion of the Demised Premises or Lessee’s parking spaces, there shall either be an abatement or an equitable reduction of the Term Basic Rent and Additional Rent depending on the period for which and the extent to which the Premises or parking spaces so taken are not reasonably usable for the purpose for which they are leased hereunder. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a separate claim for any taking of fixtures and improvements owned by Lessee which have not become Lessor’s property, and for moving expenses, provided the same shall in no way affect or diminish Lessor’s award.

13. INSOLVENCY OF LESSEE. Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Lessee or (b) a general assignment by Lessee for the benefit of creditors or (c) any action taken or suffered by Lessee under any insolvency or bankruptcy act, shall constitute a default of this Lease by Lessee, and Lessor may terminate this Lease forthwith and upon notice of such termination Lessee’s right to possession of the Demised Premises shall cease, and Lessee shall then quit and surrender the Premises to Lessor but Lessee shall remain liable as hereinafter provided in Section 15 hereof. Notwithstanding anything contained herein to the contrary, so long as Lessee has fully and faithfully complied and continues to comply with the terms and provisions of this Lease and continues to do so, the aforesaid shall not be deemed, in and of itself, a default hereunder.

14. LESSOR’S REMEDIES ON DEFAULT. If Lessee defaults in the payment of Term Basic Rent, or any Additional Rent, or defaults in the performance of any of the other covenants and conditions hereof, Lessor may give Lessee notice of such default, and if Lessee does not cure any Term Basic Rent or Additional Rent default within five (5) days of the giving of such notice or other default within thirty (30) days after giving of such notice [or if such other default is of such nature that it cannot be completely cured within such period, if Lessee does not commence such curing within such thirty (30) days and thereafter proceed with reasonable diligence and in good faith to cure such default], then an “Event of Default” shall be deemed to have occurred and Lessor may terminate this Lease on not less than ten (10) days’ notice to Lessee, and on the date specified in said notice, Lessee’s right to possession of the Demised Premises shall cease, and Lessee shall then quit and surrender the Premises to Lessor, but Lessee shall remain liable as hereinafter provided. If this Lease shall have been so terminated by Lessor pursuant to Sections 13 or 14 hereof, Lessor may at any time thereafter resume possession of the Premises by any lawful means and remove Lessee or other occupants and their effects. An Event of Default shall be deemed not to have occurred hereunder unless notice has been served and the applicable opportunity to cure has been given by Lessor.

15. DEFICIENCY. In any case where Lessor has recovered possession of the Premises by reason of Lessee’s default, Lessor may, at Lessor’s option, occupy the Premises or cause the Premises to be redecorated, altered, divided, consolidated with other adjoining premises, or otherwise changed or prepared for reletting, and may relet the Premises or any part thereof as agent of Lessee or otherwise, for a term or terms to expire prior to, at the same time as, or subsequent to, the original expiration date of this Lease, at Lessor’s option, and receive the Term Basic Rent and Additional Rent therefor. Term Basic Rent and Additional Rent so received shall be applied first to the payment of such actual out-of-pocket expenses as Lessor may have incurred in connection with the recovery of possession, redecorating, altering, dividing, consolidating with other adjoining premises, or otherwise changing or preparing for reletting, and the reletting, including actual brokerage and reasonable attorneys’ fees, and then to the payment of damages in amounts equal to the Term Basic Rent and Additional Rent hereunder and to the costs and expenses of performance of the other covenants of Lessee as herein provided. Lessee agrees, in any such case, whether or not Lessor has relet, to pay to Lessor damages equal to the Term Basic Rent and Additional Rent and other sums herein agreed to be paid by Lessee, as and when due, less the net proceeds of the reletting, if any, as ascertained from time to time, as of the due date, and the same shall be payable by Lessee on the several rent days above specified. Lessee shall not be entitled to any surplus accruing as a result of any such reletting, nor shall any surplus be applied to offset the damages referred to in the preceding sentence. In reletting the Premises as aforesaid, Lessor may grant rent concessions, and Lessee shall not be credited therewith. No such reletting shall constitute a surrender and acceptance or be deemed evidence thereof. If Lessor elects, pursuant hereto, actually to occupy and use the Premises or any part thereof during any part of the balance of the Term as originally fixed or since extended, there shall be allowed against Lessee’s obligation for Term Basic Rent and Additional Rent or damages as herein defined, during the period of Lessor’s occupancy, the reasonable value of such occupancy, not to exceed in any event the Term Basic Rent and Additional Rent herein reserved and such occupancy shall not be construed as a release of Lessee’s liability hereunder. Notwithstanding anything herein contained, Lessor agrees to use reasonable efforts to relet the Premises in order to mitigate its damages, but nothing herein shall limit the Lessor’s right, in its sole but reasonable discretion, to approve any tenant and to determine the terms and conditions of any lease, including but not limited to rent and length of term. Lessor shall not be obligated to display the Premises to prospective tenants if Lessor has other premises available in the Building or within the Additional Building. However, if prospective tenants do not find such other premises suitable, Lessor agrees that it will then display the Premises to the prospective tenants.

Alternatively, in any case where Lessor has recovered possession of the Premises by reason of Lessee’s default, Lessor may at Lessor’s option, and at any time thereafter, and without notice or other action by Lessor, and without prejudice to any other rights or remedies it might have hereunder or at law or equity, become entitled to recover from Lessee, as damages for such breach, in addition to such other sums herein agreed to be paid by Lessee, to the date of re-entry, expiration and/or dispossess, an amount equal to the difference between the Term Basic Rent and Additional Rent reserved in this Lease from the date of such default to the date of expiration of the Term demised, and the then fair and reasonable rental value of the Premises for the same period. Said damages shall become due and payable to Lessor immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated. In the computation of such damages, the difference between any installments of rent (Basic and Additional) thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more than four (4%) percent per annum.

Lessee hereby waives all right of redemption to which Lessee or any person under Lessee might be entitled by any law now or hereafter in force. In addition, in the event of a default which results in the Lessor recovering possession of the Demised Premises, Lessor shall be under no duty to mitigate Lessee’s damages except as provided for in this Section 15.

Lessor’s remedies hereunder are in addition to any remedy allowed by law.

16. SUBORDINATION OF LEASE. This Lease is and shall be subject and subordinate to all present and future first mortgages or first deeds of trust affecting the Demised Premises, provided that Lessor obtains a non-disturbance agreement from any such first mortgagee or holder of any such first deed of trust in such form as may be mutually acceptable to Lessor, Lessee and such first mortgagee or such holder of any first deed of trust. The Lessee shall execute any customarily required instrument which may be deemed necessary or desirable by the Lessor in Lessor’s and Lessee’s reasonable opinion, subject to having a reasonable opportunity to negotiate the terms thereof with such lender’s legal counsel, to further effect or to evidence the subordination of this Lease to any such first mortgage or first deed of trust. The Lessor may assign this Lease to any such first mortgagee or first trust deed holder in connection with any such lien superior to this Lease, and the Lessee shall execute, at no expense to the Lessee, any customarily required instrument which may be deemed necessary by the Lessor in Lessor’s reasonable opinion or the holder of said lien, subject to having a reasonable opportunity to negotiate the terms thereof with such lender’s legal counsel, in connection with said assignment. Any expense incurred in the preparing, executing or recording of such assignment to any such holder shall be without expense or cost to the Lessee.

17. SECURITY DEPOSIT.

(A) If at any time or times during the first five (5) years of the Term of this Lease, Lessee’s financial rating for long term indebtedness shall drop below BBB- as determined by Standard & Poors (“S&P”), and below Baa3 as determined by Moody’s Investors Services, Inc. (“Moody’s”), Lessee shall be required to post with Lessor, within thirty (30) days after the later to occur of such reduction in financial ratings of long term indebtedness, a security deposit as provided in Subsection 17(B) herein, which Lessee shall be required to maintain until at least one of said ratings is elevated to or above BBB- in the case of S&P or Baa3 in the case of Moody’s; provided, however, that Lessee’s obligation under this Section 17(A) shall be deemed to be fully discharged if or at any time after the first five years of the Term Lessee’s financial rating is elevated to or above BBB- in the case of S&P or Baa3 in the case of Moody’s.

(B) The security deposit referred to in Subsection 17(A) above shall be in an amount equal to Seven Million Two Hundred Thousand and 00/100 ($7,200,000.00) Dollars and shall be in cash or in the form of an unconditional, irrevocable, transferable, evergreen, commercial letter of credit issued by a commercial bank which is a member of the Federal Reserve Bank and the Federal Deposit Insurance Corp. and otherwise reasonably acceptable to Lessor. Any such evergreen letter of credit shall have an initial expiration of no less than one (1) year from the date of issuance and provide for the automatic extension of its expiration for additional periods of one (1) year on an on-going basis throughout the entire Lease Term and any extension or renewal thereof, subject to the limitations set forth in Subsection 17(A) above unless Lessor is given written notice to the contrary by the issuing bank at least sixty (60) days prior to any expiration date. Lessor will endeavor to give Lessee notice of any notification received by Lessor from such issuing bank that such letter of credit will not be extended. Any such letter of credit will permit multiple draws from time to time. Lessor agrees to draw only such sum(s) equivalent to such amount(s) as may be required to cure Event(s) of Default, and Lessor agrees to apply such sum(s) to cure such Event(s) of Default. In the event Lessor receives notice that any such letter of credit will not be extended automatically as required herein, Lessor shall be authorized to draw upon the letter of credit and retain the cash proceeds or so much as shall remain after curing any Event(s) of Default for the balance of the Lease Term or any extension or renewal thereof, as provided in this Subsection 17(B), in an interest-bearing escrow account, with the interest, less Lessor’s reasonable administrative fee not to exceed two (2%) percent per annum to accrue for the benefit of Lessee. In the event Lessor has used any of such cash proceeds to cure any of Lessee’s Event(s) of Defaults or to meet any of Lessee’s obligations, Lessee covenants, upon demand, to replace the amount so utilized. In the event of a bona fide sale, subject to this Lease, Lessor shall transfer the security to the vendee and shall have the vendee confirm the transfer in writing to Lessee and Lessor shall be considered released by Lessee from all liability for the return of such security; and Lessee agrees to look solely to the new landlord for the return of the said security, and it is agreed that this shall apply to every transfer or assignment made of the security to a new landlord. Any fee charged by the issuing bank in connection with the transfer of the letter of credit described in this Subsection 17(B) in connection with the sale of the Demised Premises shall be paid by Lessee. The security deposited hereunder shall not be mortgaged, assigned or encumbered by Lessee without the written consent of Lessor and shall be returned to Lessee, subject to all of the terms of Section 17, at the expiration of the Term as the same may be extended or renewed or such earlier date as Lessor’s financial ratings for long-term indebtedness are restored as provided in Subsection 17(A). Lessor will surrender any such letter of credit for cancellation at such time as the same shall no longer be required pursuant to the terms of this Lease. Lessor shall pay any fee for failure to surrender such letter of credit charged by any bank issuing such letter of credit if such letter of credit is not surrendered for cancellation to such bank within ten (10) days following notice served upon Lessor by Lessee requiring such letter of credit to be surrendered to such issuing bank for cancellation.

(C) In the event of the insolvency of Lessee, or in the event of the entry of a judgment in bankruptcy in any court against Lessee which is not discharged within thirty (30) days after entry, or in the event a petition is filed by or against Lessee under any chapter of the bankruptcy laws of the State of New Jersey or the United States of America, then in such event, Lessor may require the Lessee to deposit security in the amount specified in Subsection 9(K) to adequately assure Lessee’s performance of all of its obligations under this Lease including all payments subsequently accruing. Failure of Lessee to deposit the security required by this Section 17 within thirty (30) days after Lessor’s written demand shall constitute an Event of Default.

18. RIGHT TO CURE BREACH. If Lessee breaches any covenant or condition of this Lease, Lessor may, on reasonable notice to Lessee which shall not be less than the applicable notice and cure period set forth in Section 14 (except that no notice need be given in case of emergency), cure such breach at the expense of Lessee and the reasonable amount of all expenses, including reasonable attorneys’ fees, incurred by Lessor in so doing (whether paid by Lessor or not) shall be deemed Additional Rent payable within thirty (30) days after Lessor’s invoice therefor.

If Lessor breaches any covenant or condition of this Lease Lessee may, upon thirty (30) days’ notice to Lessor (except that no notice need be given in the case of an emergency), cure such breach at the expense of Lessor and the reasonable amount of all such expenses, including reasonable attorneys’ fees incurred by Lessee in so doing shall be paid to Lessee by Lessor but Lessee shall have no right of offset against Lessor if Lessor shall fail to repay Lessee. If Lessor commences curing within said thirty (30) day period and diligently pursues said cure, Lessor shall not be in breach. As used herein, “emergency” shall mean a situation posing imminent danger to the Building or the Building’s occupants or providing for a fine, penalty or threat thereof.

19. LIENS. Lessee shall not do any act, or make any contract, which may create or be the foundation for any lien or other encumbrance upon any interest of Lessor or any ground or underlying lessor in any portion of the Premises. If, because of any act or omission (or alleged act or omission) of Lessee, any construction lien or other lien as defined in N.J.S.A. 2A:44A-2 (collectively “Lien”), charge, or order for the payment of money or other encumbrance shall be filed against Lessor and/or any ground or underlying lessor and/or any portion of the Premises or the Building (whether or not such Lien, charge, order, or encumbrance is valid or enforceable as such), Lessee shall, at its own cost and expense, cause same to be discharged of record or bonded within fifteen (15) days after the filing thereof; and Lessee shall indemnify and save harmless Lessor and all ground and underlying lessor(s) against and from all costs, liabilities, suits, penalties, claims, and demands, including reasonable counsel fees, resulting from a default of Lessee’s obligations pursuant to this Section 19. If Lessee fails to comply with the foregoing provisions, Lessor shall have the option of discharging or bonding any such Lien, charge, order, or encumbrance, and Lessee agrees to reimburse Lessor for all costs, expenses and other sums of money in connection therewith (as additional rental) with interest at the maximum rate permitted by law promptly upon demand. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Lessee or any contractor or subcontractor of Lessee for the furnishing of any labor services, materials, supplies, or equipment with respect to any portion of the Premises or the Building, at any time from the date hereof until the end of the Lease Term, are hereby charged with notice that they look exclusively to Lessee to obtain payment for same.

20. RIGHT TO INSPECT AND REPAIR. Lessor may enter the Premises on days other than Sundays or Building Holidays, but shall not be obligated to do so (except as required by some specific provision of this Lease) at any reasonable time on reasonable notice to Lessee (except in an emergency when no notice need be given and entry may be during non-Building Hours and/or on Sundays or Building Holidays) for the purpose of inspection or the making of such repairs, replacement or additions, in, to, on and about the Premises or the Building, as Lessor deems necessary or desirable in order to maintain the Building as a first class office building. Lessor shall make any new installations above the ceiling, below the floor or behind walls of the Building. To the extent Lessor damages the Premises in connection with making any repairs, Lessor shall be liable for such damage. Lessor may enter the Premises on non-business days, provided that Lessee shall have the right (except in an emergency) to require that Lessor be escorted by a representative of Lessee. Such actions by Lessor shall have no effect on this Lease or Lessee’s obligations hereunder, and Lessee shall have no claims or cause of action against Lessor for any abatement of rent or any compensation by reason thereof. Lessor hereby agrees to use reasonable efforts not to interrupt Lessee’s business operations or unreasonably interfere with Building access. No action taken by Lessor pursuant to this Section 20 shall materially alter the character of the Building, or reduce the size of the Building lobby or public access or reduce the size of the Premises.

21. UTILITIES AND ELECTRICAL SERVICE. Based solely on the Eckland Report and without having made any other or independent investigation, Lessor believes that the electrical capacity of the electrical service to the Building is three phase, 13.8 KV. Subject to Section 24 hereof, Lessee shall make all arrangements directly with utility service providers for electrical, gas, water and other utility services. For so long as the Building is leased to and/or occupied solely by Lessee’s Affiliates, subtenants or assignees, it shall pay directly to the appropriate utility company one hundred (100%) percent of the cost of electrical, gas, water and other utility services furnished to the Building. At such time, if ever, and for so long as the Building shall be leased to and/or occupied by one or more tenants in addition to Lessee by virtue of Lessor recapturing portions of the Demised Premises, there will be an equitable allocation of the costs of all electrical, gas, water and other utility services furnished to the Building and Office Building Area among the Demised Premises, the space occupied by another tenant or tenants and common areas of the Building, and Lessee shall pay to Lessor as Additional Rent not more frequently than once a month the share of total Building electricity, gas, water and other utility costs allocated to the Demised Premises plus an equitable share of total Building electricity costs allocated to common areas.

22. OTHER SERVICES TO BE ARRANGED FOR BY LESSOR. Subject to Section 24 hereof, Lessor agrees to make contractual arrangements (all of which shall be cancelable by Lessor on thirty (30) days notice) for the following additional services, with vendors acceptable to Lessee an in accordance with standards and an operating budget approved by Lessee, on all days except Sundays and the building holidays (“Building Holidays”) set forth on Exhibit E attached hereto and made a part hereof:

(A) Cleaning services, as set forth on Exhibit F attached hereto and made a part hereof, subject to the conditions therein stated. Notwithstanding any reduction of Lessee’s Pro Rata Share below one hundred (100%) percent, Lessee shall pay one hundred (100%) percent of the costs of all cleaning services required by Lessee within the Demised Premises and/or Lessee’s Pro Rata Share (as hereinafter defined) of Building common areas in addition to the cleaning services set forth on Exhibit F hereto.

(B) Cold and hot water for drinking and lavatory purposes.

(C) Elevator service (using all passenger elevators during Building Hours and at least one elevator at all other hours of the day, seven (7) days per week, including Sundays and Building Holidays).

(D) Restroom supplies and exterior window cleaning when reasonably required.

(E) Heating, ventilating and air-conditioning (“HVAC”), as appropriate for each season, in accordance with specifications set forth on Exhibit G annexed hereto. Lessor and Lessee acknowledge that, except on Building Holidays as set forth on Exhibit E hereto, Lessee intends to require the operation of the HVAC system throughout the Term of the Lease during the hours of 7:00 A.M. to 9:00 P.M., Monday through Friday, and 8:00 A.M. to 1:00 P.M. on Saturday (“Building Hours”). Lessor and Lessee further acknowledge that the components of the HVAC system include three separate chillers and that the operation of the three (3) chillers during Business Hours as aforesaid is anticipated to be 1,950 hours per chiller, per annum. Lessee agrees to pay overtime charges to Lessor with respect to any metered usage or operation of the HVAC system in excess of 1,950 hours per chiller, per annum, at the rate of Thirty-Seven and 50/100 ($37.50) Dollars per chiller, per hour (“Overtime HVAC Charges”), from and after Lessee’s occupancy of Phase II of the Demised Premises. Overtime Charges shall be deemed Additional Rent, payable within thirty (30) days of Lessor’s invoice(s) with respect to same, which shall be rendered annually. Lessee acknowledges that Overtime Charges are intended to compensate Lessor for excessive use of the HVAC system beyond the scope of the Building Hours, and are a separate payment to the Lessor, in addition to any charge for electrical service otherwise payable by Lessee on account of electrical service to Lessor and/or directly to the utility company providing electrical energy to the Building. Promptly following complete execution of this Lease, Lessor shall provide Lessee with copies of all maintenance and service records in Lessor’s possession with respect to the HVAC system, UPS system and generator at the Building. Lessor shall also endeavor to provide Lessee with copies of all such records in the possession of the present Building tenant.

23. INTERRUPTION OF SERVICES. Interruption or curtailment of any service maintained in the Building or at the Office Building Area, (unless caused by Force Majeure, as hereinafter defined), shall not entitle Lessee to any claim against Lessor or to any abatement in Term

Basic Rent or Additional Rent, and shall not constitute a constructive or partial eviction, In the event of any interruption or curtailment of service, Lessee may direct Lessor to promptly terminate the contract of any service provider. If the Premises are rendered untenantable in whole or in part, for a period often (10) consecutive business days, by the making of repairs, replacements or additions, other than those made with Lessee’s consent or caused by misuse or neglect by Lessee, or Lessee’s agents, contractors, servants, visitors or licensees, there shall be a proportionate abatement of Term Basic Rent and Additional Rent from and after said tenth (10th) consecutive business day and continuing for the period of such untenantability. In no event shall Lessee be entitled to claim a constructive eviction from the Premises unless Lessee shall first have notified Lessor in writing of the condition or conditions giving rise thereto, and, if the complaints be justified, unless Lessor shall have failed, within a reasonable time after receipt of such notice, to remedy, or commence and proceed with due diligence to remedy, such condition or conditions, all subject to Force Majeure, as hereinafter defined. The remedies provided for in this Section 23 shall be Lessee’s sole remedies for any interruption of service or use as described above.

24. ADDITIONAL RENT. It is expressly agreed that Lessee will pay, in addition to the Term Basic Rent provided in Section 3 above, additional rents to cover “Lessee’s Pro Rata Share” (which will be equal to one hundred (100%) percent unless and until and for so long as the Building shall be leased to and/or occupied by one or more tenants by virtue of Lessor recapturing space in the Demised Premises in addition to Lessee; and for so long as the Building shall be leased to and/or occupied by one or more tenants in addition to Lessee, shall be equal to the fraction determined by dividing the gross rentable square footage of the Building occupied by Lessee at such time by the gross rentable square footage of the entire Building occupied by Lessee and/or another tenant or tenants) of the increased costs to Lessor, for each of the categories of Building Operating Expenses (as hereinafter defined) enumerated herein, over the Base Building Operating Costs (as hereinafter defined) for each of said categories and 100% of any service required by Lessee in excess of that provided generally all of the tenants in the Building.

(A) Operating Cost Escalation. If during the Lease Term the Building Operating Costs incurred for the Building in which the Demised Premises are located and Office Building Area for any Lease Year or proportionate part thereof if the Lease Term expires or is terminated prior to the end of a full Lease Year (herein a “Comparison Period”) shall be greater than the Base Building Operating Costs (reduced proportionately if the Comparison Period is less than a full Lease Year), then Lessee shall pay to Lessor, as Additional Rent, Lessee’s Pro Rata Share of all such excess Building Operating Costs. Each year during the Term and any renewal term, Lessor and Lessee shall meet and establish a budget for Building Operating Costs acceptable to Lessee with respect to the level of services to be furnished to Lessee by service providers designated by and/or acceptable to Lessee, which budget shall be modified from time to time as Lessee may require. As used herein, “Building Operating Costs” shall include, by way of illustration and not of limitation: personal property taxes; labor (prorated based on time spent in or at the Building or Office Building Area by the laborer), including all wages and salaries, social security taxes, and other taxes which may be levied against Lessor upon such wages and salaries; supplies; costs of ordinary and necessary repairs to and maintenance of the Demised Premises, Building Systems and the roof membrane; annual installments (as hereinafter determined) on account of (a) costs of any repairs or replacements required to be made by any Future Laws which are required due to the use of the Building as general offices because the conditions requiring compliance are not grandfathered, to the extent compliance required, amortized as hereinafter provided; and (b) capital expenditures for replacements to Building Systems and the roof membrane and/or other expenditures which are required to be capitalized for federal income tax purposes in each case equal to the aggregate costs of such repairs or replacements as the case may be, amortized on a straight line basis in equal installments over the useful life of such repairs as determined in accordance with standard accounting practices for comparable office buildings in Morris County, New Jersey together with interest at two (2%) percent per annum over the annual percentage rate at which Lessor is able to borrows funds for such purposes payable from the date of installation through the date of repayment of said installment; amounts payable under maintenance and service contracts (but only to the extent Lessee is not required by Section 5.01 (A) or other provision herein to maintain or repair the item); costs of painting, wall and window washing, tools and equipment (which are not required to be capitalized for federal income tax purposes), premiums for Lessor’s insurance required under this Lease; the amount of any deductible that Lessor choose to maintain, subject to Lessee’s prior approval, with respect to losses be covered by insurance; costs of trash removal; and all other items properly constituting direct operating costs according to standard accounting practices for comparable office buildings in Morris County, New Jersey for the benefit of the Building; but “Building Operating Costs” shall not include: repairs to or maintenance or replacement of Building Structure; utility charges paid directly or separately by Lessee or other tenants; overtime charges to the extent paid by Lessee pursuant to Section 22; depreciation of Building or equipment; interest; income or excess profits taxes; costs of maintaining Lessor’s corporate or partnership existence; franchise taxes; any items for which insurance is received, but only to the extent of said recovery; any items for which warranties or guaranties exist but only to the extent of the credit as a result of said warranties or guaranties; financing or refinancing costs; interest on debt or amortization payments on any mortgage, rental or other charges under any ground or underlying lease; costs of advertising, brokerage commissions, promotional materials or space planning for other tenants of the Building; cost of renewing any leases with other tenants of the Building, any bad debt loss, rent loss or reserves for bad debts or rent loss; legal and auditing fees, other than reasonable legal and auditing fees (including fees for selling, refinancing, or leasing of the Demised Premises and leasing and development of the Additional Building) necessarily incurred in connection with the normal maintenance and operation of the Building; fines, penalties and interest caused by the acts or omissions of Lessor, its agents, contractors or employees; the cost of any works of art or additions to the Building subsequent to the Commencement Date; amortization of the Building in the event the Building is ground leased; fees and expenses paid to Affiliated Companies of Lessor or any entity controlled by a person related to Lessor in excess of commercially reasonable and customary amounts; dues to professional and lobbying organizations; expenses (e.g., costs of any judgment, settlement or arbitration award) relating to or resulting from the negligence of Lessor, its agents, contractors or employees; the cost of defending any lawsuits with any mortgagee (except as, and to the extent, the actions of Lessee may be an issue); any compensation paid to clerks, attendants or other persons in commercial concessions operated by Lessor in the Building; costs of compliance with any law affecting the Premises to the extent the Premises are not in compliance as of the Commencement Date pursuant to said law as interpreted as of the Commencement Date; costs arising out of environmental conditions in existence irrespective of whether or not in compliance with any Environmental Laws at the commencement of Lessee’s occupancy with respect to (i) the ground within the Office Building Area; or (ii) the Building Structure; or (iii) the existence of lead paint, asbestos floor tiles and external transformers containing PCBs; costs incurred due to the existence of underground piping connected to a formerly existing 10,000 gallon gasoline tank; costs arising out of environmental conditions attributable to the acts of Lessor, its agents, contractors or employees; costs attributable to the Additional Building if said Additional Building is not on a parcel which is subdivided from the Premises; costs of compliance with laws applicable to the design of the existing system of detention and drainage and the discharge of storm water from the Office Building Area to any wetlands, stream or brook; and any costs associated with the development of the Additional Building, including costs which relate to the Demised Premises, but would not have been incurred but for the development of the Additional Building; executive salaries above the grade of Property Manager; costs attributable to Lessor’s home office overhead; landscaping and other incidental costs incurred in connection with a partial taking of the Demised Premises by eminent domain to the extent condemnation proceeds for the same are received by Lessor; and any other items for which Lessor receives payment. As used in this Subsection 24(A), “Base Building Operating Costs” shall mean Seven Hundred Four Thousand Nine Hundred Ninety and 00/100 ($704,990.00) Dollars.

(B) Payment. Lessor shall bill excess Building Operating Costs to Lease no more frequently than monthly throughout the Term and Lessee shall pay Lessee’s Pro Rata Share (which will be equal to one hundred (100%) percent unless and until the Building shall be leased to and/or occupied by one or more tenants by virtue of Lessor’s recapture of any space within the Demised Premises in addition” to Lessee) thereof within thirty (30) days of receipt of each such bill, which shall be in line item format.

(C) Lease Year. As used in this Lease, Lease Year shall mean a calendar year. Any portion of the Term which is less than a Lease Year as hereinbefore defined, that is, from the Commencement Date through the following December 31, and from the last January 1 falling within the Term to the end of the Term, shall be deemed a “Partial Lease Year.” Any reference in this Lease to a Lease Year shall, unless the context clearly indicates otherwise, be deemed to be a reference to a Partial Lease Year if the period in question involves a Partial Lease Year.

(D) Books and Records. For the protection of Lessee, Lessor shall maintain books of account which shall be open to Lessee and its representatives at all reasonable times so that Lessee can determine that such Building Operating Costs have, in fact, been paid or incurred. Lessee’s representatives shall mean only (i) Lessee’s employees or (ii) a certified public accounting firm. Any disagreement with respect to any one or more of said charges, if not satisfactorily settled between Lessor and Lessee shall be referred by either party to an independent certified public accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute, Lessee shall pay to Lessor the sum so billed by Lessor subject to its ultimate resolution as aforesaid. In the event such arbitration determines that such Building Operating Costs have been overstated by more than five (5%) percent, Lessor shall (a) pay the reasonable fees of the arbitration; and (b) reimburse Lessee for the reasonable out of pocket costs of its review of such Building Operating Costs; and (iii) shall return any excess payment to Lessee with interest at the rate of five (5%) percent, said obligation to survive termination of this Lease.

(E) Right of Review. Once Lessor shall have finally determined said Building

Operating Costs at the expiration of a Lease Year, then as to the item so established, Lessee shall one be entitled to dispute said charge as finally established for a period of twenty-four (24) months after such charge is finally established, and Lessee specifically waives any right to dispute any such charge at the expiration of said twenty-four (24) month period.

25. REAL ESTATE TAXES.

(A) As long as Lessee’s Pro Rata Share shall be equal to one hundred (100%) percent, Lessee shall pay directly to the appropriate governmental authority, before any interest or penalties accrue thereon, one hundred (100%) percent of all Real Estate Taxes, as hereinafter defined, and all water and sewer rates and charges and all other governmental charges imposed during the Term on the Demised Premises; and upon request by Lessor, Lessee shall furnish to Lessor receipted bills or other proof of such payments. There shall be apportioned any tax or charge relating to the fiscal years in which the Term of this Lease commences and terminates, this obligation to survive expiration of the Lease Term.

(B) Lessee shall not be required to pay any estate, inheritance, devolution, succession, transfer, legacy or gift tax charged against Lessor or the estate or interest of Lessor in the Demised Premises or upon the right of any person to succeed to the same or any part thereof by inheritance, succession, transfer or gift, nor any capital stock tax or corporate franchise tax incurred by Lessor, nor any income tax upon or against the income of Lessor (including any rental income derived by Lessor from the Demised Premises but this exclusion shall not be applicable to a gross receipts or rental tax which shall be considered a Real Estate Tax).

(C) Lessee shall pay all assessments that may be imposed upon the Demised Premises by reason of any specific public improvement (including but not limited to assessments for street openings, grading, paving and sewer installations and improvements) except that if by law any such special assessment is payable, or may, at the option of the taxpayer, be paid, in installments, Lessee may, whether or not interest accrues on the unpaid balance thereof, pay the same and any accrued interest on any unpaid balance thereof in installments as each installment becomes due and payable, but in any event before any penalty or cost may be added thereto for nonpayment of any installment or interest. Any such benefit, assessment or installment thereof relating to a fiscal period in which the Term of this Lease begins or ends shall be apportioned. Lessor agrees to pay any assessment over the longest period provided by law and Lessee shall only be required to pay that portion falling within the Lease Term.

(D) Lessee, in its name or Lessor’s name, shall have the right to contest, or review, by appropriate proceedings, in such manner as it may deem suitable, at its own expense, and without expense to Lessor, any tax, assessment, water and sewer rents or charges, or other charges payable by Lessee pursuant to this Lease, and upon the request of Lessee, and upon receipt by Lessor of the taxes payable by Lessee under this Section, Lessor will pay, under protest, any tax, assessment, water or sewer rent or charge, or any other charge payable by Lessee pursuant to this Lease, which shall be contested or reviewed by Lessee. Any refund resulting from such contest or review shall be assigned to and belong to Lessee and shall be paid to Lessee promptly upon its receipt by Lessor. If the refund relates to a tax year that is apportioned between Lessor and Lessee, the refund shall be apportioned between Lessor and Lessee, this obligation to survive expiration of the Lease Term.

(E) [Intentionally deleted.]

(F) As used in this Lease, Real Estate Taxes shall mean the property taxes and assessments imposed upon the Office Building Area including the Building, or upon the Rent (Basic and Additional), as such payable by Lessor, including but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments or charges levied, imposed or assessed against the Office Building Area including the Building, by any other taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen. If due to a future change in the method of taxation, any franchise, income or profit tax or other tax shall be levied against Lessor in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax or other tax shall be deemed to be a Real Estate Tax for the purposes hereof.

(G) In the event of the construction of the Additional Building (as defined in Section 56 hereof) pursuant to an approved subdivision, the description of the Office Building Area as set forth in Exhibit A shall be revised to reflect the reduction in the size of the lot comprising the Office Building Area resulting from the subdivision, as of the date the subdivision is perfected by the filing of an approved final subdivision map or by the recording of approved subdivision deeds, whereupon Lessee shall only be required to pay the Real Estate Taxes for the revised Office Building Area. In the event the Additional Building is constructed without a subdivision of the lot comprising the Office Building Area, Lessee shall only be required to pay the Real Estate Taxes imposed against the condominium unit at which the Building is located, as of the date of recording of the Master Deed. In no event shall (i) Lessee’s obligations to pay the Real Estate Taxes imposed against the Building be modified by the construction of the Additional Building; (ii) Lessee be responsible for Real Estate Taxes with respect to the improvements comprising the Additional Building or the land which pertains to the Additional Building lot or condominium unit; and (iii) Lessee be responsible for water rates, sewer charges or other governmental charges assessed or imposed against the Additional Building. Lessor agrees that it shall not commence any work with respect to the development of the Additional Building prior to the perfection of the subdivision or recording of the Master Deed as aforesaid.

(H) At such time, if ever, and for so long as the Demised Premises are leased to and occupied by one or more tenants in addition to Lessee and Lessee’s Pro Rata Share is thereby diminished to an amount less than one hundred (100%) percent, Lessee shall pay to Lessor as Additional Rent, before the date that any interest or penalties shall accrue thereon (provided Lessee receives from Lessor an invoice showing the method of computation of the amount of the Additional Rent and a bill to Lessor or other supporting documentation for the required payment), Lessee’s Pro Rata Share of all Real Estate Taxes, water and sewer rates and other governmental charges imposed during the Term on the Demised Premises with 20 days of receipt of Lessor’s invoice and supporting documentation but in no event earlier than 20 days before the same is due. If any refund relates to a charge for the entire Building or Office Building Area, and the Building is then occupied by tenants other than Lessee by virtue of Lessor’s recapture of space within the Demised Premises, then Lessee will be entitled first to recover its reasonable cost of such contest and thereafter its pro rata share of the refund.

26. LESSEE’S ESTOPPEL.

(A) Either party shall, from time to time, within twenty (20) days of the other party’s written request, execute, acknowledge and deliver to the requesting party a written statement certifying that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; the dates to which the Monthly Basic Rent and Additional Rent and charges have been paid; to the best of the furnishing party’s knowledge, whether or not the requesting party is in default hereunder, and, if so, specifying the nature of the default; and any other information which the requesting party shall reasonably request.

(B) Either party’s failure to deliver such statement to the requesting party within such time shall be conclusive upon the requesting party that: (i) this Lease is in full force and effect and not modified except as the requesting party may represent; (ii) not more than one (1) monthly installment of Term Basic Rent has been paid in advance; (iii) there are no such defaults; and (iv) notices to the furnishing party shall be sent to furnishing party’s mailing address as set forth in this Lease. Notwithstanding the presumptions of this Section, the requesting party shall not be relieved of its obligation to deliver said statement.

It is intended that any such statement delivered pursuant to this Section 26 may be relied on by a prospective purchaser of Lessor’s interest or mortgagee of Lessor’s interest or assignee of any mortgage of Lessor’s interest, and in the case of Lessee, by any permitted assignee or subtenant or permitted transferee or party extending lines of credit to Lessee.

27. HOLDOVER TENANCY. Subject to the terms of Section 54 hereof, if Lessee holds possession of the Premises after the Term of this Lease, with Lessor’s consent, Lessee shall become a tenant from month to month under the provisions herein provided, but at a monthly basic rental equal to two hundred (200%) percent of that which was in effect during the last month of the Term as the same may have been renewed for any subsequent months of holdover and without the requirement for demand or notice by Lessor to Lessee demanding delivery of possession of said Premises (but Additional Rent shall continue as provided in this Lease), which sum shall be payable in advance on the first day of each month, and such tenancy shall continue until terminated by Lessor, or until Lessee shall have given to Lessor, at least sixty (60) days prior to the intended date of termination, a written notice of intent to terminate such tenancy, which termination date must be as of the end of a calendar month. The time limitations described in this Section 27 shall not be subject to extension for Force Majeure.

28. RIGHT TO SHOW PREMISES. Lessor may show the Premises to prospective purchasers and mortgagees; and, during the eighteen (18) months prior to termination of this Lease, to prospective tenants, during Building Hours on reasonable notice to Lessee. In showing the Premises, Lessor hereby agrees to endeavor to minimize any interruption to Lessee’s business operations and to comply with Lessee’s reasonable instructions and security requirements.

29. WAIVER OF TRIAL BY JURY. It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and they hereby do waive trial by jury in any action or proceeding brought by either of the parties hereto against the other in any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of the Demised Premises, and/or any claim of injury or damage, and any emergency statutory or any other statutory remedy. Should Lessor seek recourse to equity to enforce any of its rights under this Lease, Lessee agrees to waive any defense which it might otherwise have that Lessor has any adequate remedy at law. Lessee further agrees that it shall not interpose any counterclaim or setoff in a summary proceeding or in any action based, in whole or in part, on nonpayment of Basic Rent or Additional Rent unless by failure to do so, Lessee would be precluded from raising such claim under the Entire Controversy Doctrine.

30. LATE CHARGE. Anything in this Lease to the contrary notwithstanding, at Lessor’s option, Lessee shall pay a “Late Charge” of five (5%) percent of any installment of Monthly Basic Rent or Additional Rent paid more than five (5) days after the due date thereof, to cover the extra expense involved in handling delinquent payments. Lessee shall not be charged a Late Charge the first two (2) times Lessee is late during each Lease Year of the Term until Lessee, as to each such time each Lease Year, is given five (5) days’ notice and an opportunity to cure said nonpayment within said notice period and fails to cure said nonpayment within said time.

31. NO OTHER REPRESENTATIONS. No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

32. QUIET ENJOYMENT. Lessor covenants that if, and so long as, Lessee pays the Term Basic Rent, and any Additional Rent as herein provided, and performs the covenants hereof subsequent to any applicable notice and cure periods, Lessor shall do nothing to affect Lessee’s right to peaceably and quietly have, hold and enjoy the Premises for the Term herein mentioned, subject to the provisions of this Lease and to any mortgage or deed of trust to which this Lease may be subordinate.

33. INSURANCE.

(A) During the Term, Lessor shall maintain the following insurance, insuring Lessor and ground lessor, if any, and any mortgagee(s), as their respective interests may appear, and naming the Lessee as an additional insured, the cost of which shall be reimbursed by Lessee as a Building Operating Cost pursuant to Subsection 24(A) above:

(i)

Insurance against damage to the Building by all risks of direct physical loss (at Lessor’s option to include earthquake, flood and such other risks as Lessor deems appropriate) with the policy to contain either the agreed amount endorsement or a replacement cost endorsement, in amounts sufficient to prevent Lessor from becoming a co-insurer. The policy may include, at Lessor’s option, a contingent liability endorsement and/or demolition and increased cost of construction endorsement in order for the Building to be constructed in accordance with all requirements and regulations which may be applicable at the time of loss or damage, of all governmental agencies having jurisdiction over the Building and construction of such Building.

(ii)	Boiler and machinery insurance coverage, if appropriate, for all eligible objects, including pressure vessels and air conditioning equipment, with the electrical apparatus clause, with such limits as may be reasonably necessary to properly insure the values at risk in the Building.

(iii)	Rent insurance, with all risk coverage, against the loss of Basic Rent and estimated Additional Rent for no less than one (1) year as provided herein.

(iv)	Commercial general liability insurance against claims for bodily injury and property damage occurring in or about the Demised Premises and insurance against such other hazards as, from time to time, are then commonly insured against for premises similarly situated in amounts normally carried with respect thereto, but in no event less than the combined single limit amount of Five Million and 00/100 ($5,000,000.00) Dollars.

All insurance maintained pursuant to this Section 33(A) may be effected by blanket insurance policies.

(B) During the Term of the Lease, Lessee, at its cost, shall provide and keep in force:

(i)	A commercial general liability policy in standard form (containing the so-called “occurrence clause”) against claims for personal injury and property damage occurring on, in or about the Demised Premises in the combined single limit amount of Five Million and 00/100 ($5,000,000.00) Dollars per occurrence, and include an endorsement naming Lessor (and at Lessor’s election, its managing agent and/or mortgagee[s]) as an additional insured with respect to liability for ownership, operation, maintenance, use and control.

(ii)	“All Risk” property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the State of New Jersey upon property of every description and kind owned by Lessee and/or under Lessee’s care, custody or control located in the Building or within the real property of which the Demised Premises are a part or for which Lessee is legally liable or installed by or on behalf of Lessee, including by way of example and not by way of limitation, furniture, fixtures, fittings, equipment, installations and any other personal property in an amount equal to the full replacement cost thereof.

(iii)	Business interruption insurance in such amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or assumed by Lessee pursuant to this Lease or attributable to prevention or denial of access to the Demised Premises, Building or Office Building Area as a result of such perils.

(iv)	Workers’ Compensation insurance in form and amount as required by law.

(v)	Lessee shall also furnish, or reimburse Lessor for insurance for such other hazards and in such amounts as Lessor may reasonably require and as at the time are commonly insured against with respect to buildings similar in character, general location and use and occupancy to the Demised Premises in relative amounts normally carried with respect thereto. If, by reason of changed economic conditions, the insurance amounts referred to in this Section 31 (B) become inadequate, Lessee agrees to increase the amounts of such insurance promptly upon Lessor’s reasonable request.

The policies of insurance required pursuant to this Section 33 shall be from a company rated in the A.M. Best Key Rating Guide with a policyholder’s service rating of A and a financial rating of IX. The company shall be licensed by the State of New Jersey and ACORD 27 certificate evidencing the existence of such policy shall be delivered to Lessor, not less than fifteen (15) days prior to the commencement of the Term. The company shall agree to provide a notice of cancellation or non-renewal to the Lessor and any mortgagee at least fifteen (15) days prior to said event becoming effective. At least fifteen (15) days prior to the expiration or termination date of any policy, Lessee shall deliver a renewal or replacement policy, or certificate(s) evidencing the existence thereof, to Lessor together with proof of the payment of the premium therefor. Notwithstanding anything contained herein to the contrary, Lessee may provide the aforesaid insurance with a deductible not to exceed Five Million and 00/100 ($5,000,000.00) Dollars and, as to said deductible, Lessee shall be deemed a self-insurer, provided said self-insurance would not and does not in fact result in the imposition of liability on Lessor or any other Building tenant for any reason to include their negligence and provided further that Lessee indemnifies and holds Lessor harmless with respect to any claims against Lessor and/or any Building tenant which as a result of said self-insurance or deductible are recovered or asserted against Lessor to the extent the same would not have been recoverable against Lessor if the policies required by this Section 33 hereof were obtained without a deductible.

(C) Lessee represents said representation being specifically designed to induce Lessor to execute this Lease, that Lessee’s personal property, fixtures, goods and inventory and any other items which Lessee may bring to the Demised Premises or which may be under Lessee’s care, custody and control which may be subject to any claim for damages or destruction shall never exceed the amount of insurance which Lessee is required to carry pursuant to this Lease. Lessee shall name Lessor (and at Lessor’s election, Lessor’s managing agent and/or mortgagee[s]) as an additional named insured as its interest may appear. If at any time the amount of personal property, fixtures, goods and inventory or other items located at the Demised Premises shall exceed said amount, Lessee covenants to so notify Lessor and at the same time increase the amount of insurance required to be carried pursuant to Section 33(B)(ii) to an amount sufficient to cover the aforesaid to preclude any liability on Lessor’s part to Lessee. Should Lessee fail to do so, or fail to maintain insurance coverage adequate to cover the aforesaid, naming Lessor (and at Lessor’s election, Lessor’s managing agent and/or mortgagee[s]) as an additional insured, then Lessee shall be in default hereunder and shall be deemed to have breached its covenants as set forth herein.

(D) All losses paid under the policy or policies carried pursuant to Subsections 33(A)(i), (ii) (iii) and (iv) shall be adjusted by Lessor and the proceeds thereof shall be payable to Lessor and all policies shall so provide. Except as provided in Section 5 hereof, notwithstanding the provisions of this Section of the Lease or any other provision of the Lease, in the event of any loss or damage to the Building, the Premises and/or any contents (herein “property damage”), each party waives all claims against the other and its or their agents, contractors, servants, employees and partners for any such loss or damage and each party shall look only to any insurance which it has obtained to protect against such loss (or in the case of Lessee, waives all claims against any tenant of the Building that has similarly waived claims against such Lessee) and each party shall obtain, for each policy of such All Risk insurance, provisions pursuant to which their insurance companies will waive any claims against the other party (and against any other tenant[s] in the Building that has waived subrogation against the Lessee) for loss or damage within the scope of such insurance. Neither party shall be liable to the other for any loss or damage caused by fire, water or any of the risks enumerated in the aforesaid All Risk coverage insurance, provided such insurance was obtainable at the time of such loss or damage. If such insurance policies are obtainable only by the payment of an additional premium charge, the same shall be obtained and such additional premium paid for by Lessee. If the release of either Lessor or Lessee, as set forth in the third sentence of Section 33(D) shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be deemed secondary to the latter’s insurer.

(E) The policies of insurance required to be carried by Lessee under the terms of this Lease may be included, at the Lessee’s option, in a so-called “blanket policy” covering the Demised Premises and other properties owned or leased by Lessee, provided that such policies likewise comply with the insurance provisions set forth in this Lease, without possibility of reduction or co-insurance by reason of, or damage to any other premises named therein. If the insurance required by the provisions of this Lease shall be effected through blanket policies, Lessee shall furnish Lessor with certificates of insurance earmarking a specific amount of the insurance afforded by such policies as exclusively applicable to the Demised Premises and naming the Lessor and any mortgagee specified by Lessor as additional insureds.

34. RULES OF CONSTRUCTION/APPLICABLE LAW. Any table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Lease on Lessee’s part to be performed, shall be deemed and construed as a separate and independent covenant of Lessee, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease shall be governed and construed in accordance with the laws of the State of New Jersey (excluding New Jersey conflict of laws) and by the State courts of New Jersey. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

35. APPLICABILITY TO SUCCESSORS AND ASSIGNS. The provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee and their respective successors and assigns. It is understood that the term “Lessor” as used in this Lease means only the owner, a mortgagee in possession or a term lessee of the Building, so that in the event of any sale of the Building or of any lease thereof or if a mortgagee shall take possession of the Premises, Lessor named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term lessee of the Building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of Lessor under this Lease, including, without limitation, the obligation to return the security deposit and to pay the Work Allowance and to pay any brokerage commission due and owing as it applies to the Demised Premises. Pursuant to the commission agreement described in Section 38 hereof, this Section 35 shall serve as notice to any purchaser of the Demised Premises and an assumption by said purchaser of Lessor’s obligations under said commission agreement. Notwithstanding anything to the contrary in this Section 35, any mortgagee shall only be responsible to refund the security deposit if mortgagee receives the same from Lessor, and in no event shall any mortgagee be obligated to pay any brokerage commission due and owing as it applies to the Demised Premises.

36. PARKING SPACES. Lessee’s occupancy of the Demised Premises shall include at no cost to Lessee, the use of all parking spaces presently contained within the Office Building Area shown on the Site Plan annexed as Exhibit I hereto. Subject to the requirements of the applicable governmental approvals to be obtained in connection with the development of the Additional Building, Lessee’s parking spaces shall not be relocated outside of the ring road as shown on the Site Plan attached as Exhibit I hereto, whether or not Lessee becomes a tenant in the Additional Building.

37. LESSOR’S AND LESSEE’S EXCULPATION. (A) Lessor shall not be liable to Lessee for any loss suffered by Lessee under any circumstances, including, but not limited to (i) that arising from the negligence of Lessor, its agents, contractors, servants, invitees, contractors or subcontractors or from defects, errors or omissions in the construction or design of the Premises and/or the Building and/or Office Building Area including the structural and nonstructural portions thereof; or (ii) for loss of or injury to Lessee or to Lessee’s property or that for which Lessee is legally liable from any cause whatsoever, including but not limited to theft or burglary; or (iii) for that which results from or is incidental to the furnishing of or failure to furnish or the interruption in connection with the furnishing of any service which Lessor is obligated to furnish pursuant to this Lease; or (iv) for that which results from any inspection, repair, alteration or addition or the failure thereof undertaken or failed to be undertaken by Lessor; or (v) for any interruption to Lessee’s business, however occurring. In no event shall Lessor be liable to Lessee for consequential damages.

(B) Lessee shall not be liable to Lessor for any damage to the Building or under any circumstances to Lessor’s property caused by (i) the negligence of Lessee, its agents, contractors, servants, invitees, contractors or subcontractors or from defects, errors or omissions in the construction or design of the Premises and/or the Building and/or Office Building Area including the structural and nonstructural portions thereof as the same have been leased to Lessee as of the date hereof; or (ii) for loss of or injury to Lessor or to Lessor’s property or that for which Lessor is legally liable from any cause whatsoever, including but not limited to theft or burglary; or (iii) any loss to Lessor’s property due to any repair, alteration or addition required pursuant to this Lease or undertaken or failed to be undertaken by Lessee and, to the extent of any insurance required to be maintained by Lessor pursuant to this Lease, resulting from any damage to the Building from any repairs, alterations or additions undertaken or failed to be undertaken by Lessee; or iv) any claim for interruption of Lessor’s business, in the event Lessor occupies and conducts business in any portion of the Building. In no event shall Lessee be liable to Lessor for consequential damages.

(C) The aforesaid exculpatory Section is to induce the Lessor, in its judgment, to avoid or minimize covering risks which are better quantified and covered by Lessee either through insurance (or self-insurance or combination thereof if specifically permitted pursuant to this Lease) thereby avoiding the need to increase the Rent charged to Lessee to compensate Lessor for the additional costs in obtaining said coverage or reserving against such losses. Nothing in this Section 37(A), (B), or (C) is intended (i) to absolve Lessor or Lessee from any claims by the other for breach of this Lease; or (ii) to exculpate Lessor as to Lessor’s negligence or intentional acts with respect to claims asserted against Lessee by third parties or to exculpate Lessee as to Lessee’s negligence or intentional acts with respect to claims asserted against Lessor by third parties. Third parties, as used herein, shall include employees of Lessee but shall exclude other tenants of the Building.

38. BROKER. Lessee and Lessor represent and warrant one to the other that Coldwell Banker Real Estate Corporation (“Broker”) is the sole broker with whom either party has negotiated in bringing about this Lease, and Lessee and Lessor agree to indemnify and hold each other harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with any breach of the foregoing representation and warranty. In no event shall Lessor’s mortgagee have any obligation to any broker involved in this transaction. Said commission shall be paid pursuant to the terms of a separate commission agreement between Lessor and Broker which shall also provide for the payment of a commission to Broker in connection with renewals of this Lease and Lessee’s leasing of the Additional Building pursuant to Section 57 hereof.

39. PERSONAL LIABILITY. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of Lessor, its constituent members (to include but not be limited to officers, directors, shareholders, partners, members, managers and trustees), their respective successors, assigns or any mortgagee in possession (for the purposes of this Section, collectively referred to as “Lessor”), with respect to any of the terms, covenants and conditions of this Lease, and that Lessee shall look solely to the equity of Lessor in the Building and any insurance proceeds, sale or refinancing proceeds or condemnation awards for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor- of -any of the terms, covenants and conditions of this Lease to be performed by Lessor, such exculpation of liability to be absolute and without any exceptions whatsoever. A deficit capital account of any portion in Lessor shall not be deemed an asset or property of Lessor. The foregoing limitation of liability shall be noted in any judgment secured against Lessor and in the judgment index. Lessor covenants that during the Term of this Lease (or any extensions or renewals thereof) Lessor shall not, in connection with any permanent financing or refinancing of the Building, borrow such that Lessor’s equity in the Building, net of such financing shall be less than the sum of One Million Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars as of the date of closing of such financing. In the event that any such financing results in Lessor’s equity in the Building falling below the sum of One Million Five $1,500,000.00, then and in such event, the exculpatory provisions of this Section 38 shall not apply to the extent of the difference between the sum of $ 1,500,000.00 and Lessor’s equity in the Building. For example, should any such financing result in Lessor’s equity in the Building being One Million Four Hundred Thousand and 00/100 ($1,400,000.00) Dollars at the time of the closing of such financing, then the exculpatory provisions of this Section 39 shall not apply to the sum of One Thousand and 00/100 ($100,000.00) Dollars; provided, however, that none of Lessor’s officers, directors, shareholders, partners, members, managers or trustees shall have any personal liability whatsoever. Lessor hereby covenants that it will not look to any officer, employee, partner or Affiliate of the Lessee (except the Guarantor) with respect to enforcing Lessee’s liability pursuant to the terms and provisions of this Lease.

40. NO OPTION. The submission of this Lease Agreement for examination does not constitute a reservation of or option for the Premises, and this Lease Agreement becomes effective as a Lease Agreement only upon execution and delivery thereof by Lessor and Lessee.

41. DEFINITIONS.

(A) Additional Rent. As used in this Lease, Additional Rent shall mean all sums in addition to Term Basic Rent payable by Lessee to Lessor pursuant to the provisions of this Lease.

(B) Affiliated Company. Affiliated Company with respect to either party shall mean any corporation, charity, trust or foundation (“Entity”) related to such party as a parent, subsidiary or brother-sister corporation so that such Entity and such party or such Entity and such party and other Entities constitute a controlled group as determined under Section 1563 of the Internal Revenue Code of 1986, as amended, and as elaborated by the Treasury Regulations promulgated thereunder.

(C) Force Majeure. Force Majeure shall mean and include those situations beyond either party’s control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Term Basic Rent or Additional Rent and except as to the time periods set forth in Section 11, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

(D) Wing(s). Lessor and Lessee acknowledge that each floor of the Building is comprised of three (3) wings (a “Wing” or “Wings”) as shown on Exhibit H attached hereto:

42. LEASE COMMENCEMENT. Notwithstanding anything contained herein to the contrary, if Lessor, for any reason whatsoever including Lessor’s negligence, cannot deliver possession of the Demised Premises to Lessee at the commencement of the agreed Term as set forth in Section 2, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom, but in that event, the Term shall be for the full Term as specified above to commence from and after the date Lessor shall have delivered possession of the Demised Premises to Lessee as required by this Lease, and, if requested by Lessor or Lessee, Lessor and Lessee shall, by a writing signed by the parties, ratify and confirm said commencement and termination dates. If the delivery of possession is delayed by reason of the holding over of the existing Building tenant beyond the expiration of its Lease Term, Lessor shall, at Lessor’s expense, diligently pursue the recovery of possession of the Demised Premises, to include the immediate commencement and diligent prosecution of appropriate litigation, including an action for possession and enforcement of remedies.

43. NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if delivered personally or if sent by Federal Express or other recognized overnight courier service or if sent by registered mail or certified mail in a postpaid envelope addressed, if to Lessee, at the address as set forth above, Attn: Legal Department; and if to Lessor, at Lessor’s address as set forth above; or, to either at such other address as Lessee or Lessor, respectively, may designate in writing. Notice shall be deemed to have been duly given if delivered personally or sent by Federal Express or other recognized overnight courier service, on delivery thereof, and if mailed by certified mail, upon receipt or rejection thereof. Lessor shall not bring any action or proceeding against Lessee without first having actually served Lessee with a copy of the summons, complaint or other appropriate papers at the Premises.

44. INTENTIONALLY OMITTED.

45. 24-HOUR ACCESS. Lessee shall be entitled to twenty (24) hour, seven (7) day a week access to the Demised Premises, subject to any governmental or municipal laws and regulations with respect to said twenty-four (24) hour, seven (7) day a week access. Lessee shall obtain said access by means of card readers at Building entrances.

46. ACCORD AND SATISFACTION. No payment by Lessee or receipt by Lessor of a lesser amount than the Basic Rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Monthly Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Basic Rent or Additional Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

47. EFFECT OF WAIVERS. No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial installment of Monthly Basic Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No consent or waiver, express or implied, by either party to or of any breach of any covenant, condition or duty of the other party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless in writing signed by the party to be charged therewith.

48. NUMBER AND GENDER. The terms “Lessor” and “Lessee” wherever used herein shall be applicable to one or more persons, as the case may be, and the singular shall include the plural and neuter shall include the masculine and/or feminine, and if there be more than one, the obligations hereof shall be joint and several. The term “person” wherever used shall mean an individual, trust, estate, partnership, joint venture, association, company, corporation, or other entity.

49. LESSOR’S RESERVED RIGHT. Lessor and Lessee acknowledge that the Premises are in a Building which is not open to the general public. Access to the Building is restricted to Lessor, Lessee, their agents, contractors and employees and to their invited visitors. In the event of a labor dispute including a strike, picketing, informational or associational activities directed at Lessee or any other tenant, Lessor reserves the right unilaterally to alter Lessee’s ingress and egress to the Building or make any other change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location.

50. INDEMNITY.

(A) Lessee’s Indemnity. Lessee shall indemnify, defend and save Lessor harmless against and from all liabilities, claims, suits, fines, penalties, damages, losses, fees, costs and expenses (including reasonable attorneys’ fees) which may be imposed upon, incurred by or asserted against Lessor by reason of:

(i) Any work, act or thing done in or on the Demised Premises or any part thereof, and/or any work, act or thing done outside the Demised Premises by Lessee or Lessee’s employees, agents, contractors or representatives if the Building becomes a multi-tenant facility (unless caused or created by Lessor or Lessor’s employees, agents, contractors or representatives, or any condition which pre-exists Lessee’s occupancy of the Demised Premises, except to the extent exacerbated by Lessee, its employees, agents, contractors or representatives);

(ii) Any use, occupation, condition (unless caused or created by Lessor or Lessor’s employees, agents, contractors or representatives or any other tenant of the Building, or its employees, agents, contractors or representatives or any condition which pre-exists Lessee’s occupancy of the Demised Premises, except to the extent exacerbated by Lessee), or operation of the Demised Premises or any part thereof;

(iii) Any negligence on the part of Lessee or any of its subtenants, employees, licensees, contractors or invitees;

(iv) Any accident, injury (including death) or damage to any third party or property owned by someone other than Lessee and not under the care, custody or control of Lessee occurring in, on or about the Demised Premises (unless caused or created by Lessor or Lessor’s employees, agents, contractors or representatives or any other tenant of the Building, or its employees, agents, contractors or representatives or any condition which pre-exists Lessee’s occupancy of the Demised Premises, except to the extent exacerbated by Lessee); and

(v) Any failure on the part of Lessee to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease.

(B) Lessor’s Indemnity. Lessor agrees to indemnify, defend, and hold Lessee and its respective agents and employees and the Guarantor and its respective agents and employees harmless from and against any and all third party claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorney’s fees) as a result of a claim against Lessee or the Guarantor and its respective agents and employees, by any person (other than Lessee, or its subtenants, licensees, employees, agents or contractors on the Premises) for injuries to any persons and damage to or loss of property occurring in or about the Building or Office Building Area as a result of Lessor’s negligence or willful acts or those of its agents, property manager, employees and contractors, or as a result of Lessor’s default in its obligations under this Lease. If any such proceeding is filed against Lessee or any such indemnified party, Lessor agrees to defend Lessee or such party in such proceeding at Lessor’s sole cost by legal counsel reasonably satisfactory to Lessee.

The provisions of this Section shall survive the expiration or earlier termination of the Lease. Nothing in this Section 50 is intended to exculpate Lessor as to Lessor’s negligence or intentional acts with respect to claims asserted against Lessor by third parties. Third parties, as used herein, shall include employees of Lessee. Further, nothing in this Section 50 is intended to modify the indemnity provisions set forth in Subsection 5(J) of this Lease.

51. CORPORATE AUTHORITY. If Lessee is a corporation, Lessee represents and warrants that this Lease and the undersigned’s execution of this Lease has been duly authorized and approved by the corporation’s Board of Directors. The undersigned officers and representatives of the corporation executing this Lease on behalf of the corporation represent and warrant that they are officers of the corporation with authority to execute this Lease on behalf of the corporation, and within thirty (30) days of execution hereof, Lessee will provide Lessor with written evidence of such authority which may consist of a copy of a resolution generally authorizing transactions of the type of this Lease and the certification of a corporate officer of Lessee stating that such resolution is presently in full force and effect.

52. GOVERNMENT REQUIREMENTS. In the event of the imposition of federal, state, or local governmental control, rules, regulations, or restrictions on the use or consumption of energy or other utilities or with respect to any other aspect of this Lease during the Term, both Lessor and Lessee shall be bound thereby. In the event of a difference in interpretation of any governmental control, rule, regulation or restriction between Lessor and Lessee, the reasonable interpretation of Lessor shall prevail, and Lessor shall have the right to enforce compliance, including the right of entry into the Premises to effect compliance.

53. SIGNS. No sign, advertisement or notice shall be affixed to or placed upon any part of the Demised Premises by Lessee, except in such manner, and of such size, design and color as shall be approved in advance in writing by Lessor, which approval Lessor shall not unreasonably withhold, provided that: (i) Lessee shall comply with all applicable governmental ordinances and regulations and receives all necessary governmental approvals required for erection and maintenance of the sign; and (ii) no later than the last day of the Term, Lessee shall, at Lessee’s expense, remove the sign and repair all injury done by or in connection with the installation or removal of the sign. Subject to the foregoing, Lessee shall have the right to erect a monument sign at the entrance to the Demised Premises, bearing Lessee’s name and logo. Furthermore, without limiting the generality of the foregoing, Lessor shall cooperate with Lessee in attempting to obtain the appropriate municipal approvals in order for Lessee to display its name on a Building facade sign, at no cost to Lessor.

54. RENEWAL OPTION. Lessee is hereby granted two (2) options to renew this Lease upon the following terms and conditions:

(A) At the time of the exercise of each option to renew and at the commencement of each renewal period, no Event of Default in accordance with the terms and provisions of this Lease shall exist.

(B) Tentative notice of the exercise of the first option shall be sent to the Lessor in writing at least eighteen (18) months before the expiration of the Term of this Lease, and tentative notice of the exercise of the second option shall be sent to the Lessor in writing at least eighteen (18) months before the expiration of the first renewal option, TIME HEREBY BEING MADE OF THE ESSENCE.

(C) Each renewal term may, at Lessee’s sole option, be for five (5) years or ten (10) years each as Lessee shall elect in the notice required under Subsection 54(B) above, the first renewal term to commence at the expiration of the Term of this Lease, and the second renewal term to commence at the expiration of the first renewal term, and all of the terms and conditions of this Lease, other than the Annual Basic Rent, shall apply during any such renewal term.

(D) The Annual Basic Rent to be paid during the first renewal term shall not be less than that paid for the Demised Premises during the last year of the original Term of this Lease (without regard to any temporary abatement of rent then in effect pursuant to the Lease provisions); and the Annual Basic Rent to be paid during the second renewal term shall not be less than that paid for the Demised Premises during the last year of the first renewal term (without regard to any temporary abatement of rent then in effect pursuant to the Lease provisions). However, if ninety-five (95%) percent of the fair rental value per square foot at the commencements of either renewal term shall exceed the rent as established in the preceding sentence, the Lessee shall pay ninety-five (95%) percent of such fair rental value. In determining the fair rental value, the Lessor shall notify Lessee of the fair rental value as established by Lessor within fifteen (15) days of receipt of Lessee’s notice tentatively exercising the option. In establishing said fair rental value, the Lessor and any appraiser which may be appointed pursuant to this Subsection (D) are directed to consider all appropriate factors, to include the “AS IS” condition of the Premises, the absence of a tenant work letter, any rental concessions customarily given at the time to a non-renewal tenant on the basis of a five (5) year letting and other appropriate matters. The Lessor and any such appraiser are further directed to establish fair rental value for a six (6) month renewal term, based on the foregoing factors as the same may be applicable to such six (6) month renewal term. Should Lessee dispute Lessor’s determination, then the Lessee shall be free to, at the Lessee’s sole cost and expense, employ the services of an appraiser familiar with office buildings located within the Parsippany, New Jersey area comparable to the Building, who shall be a member of The Appraisal Institute (“MAI”) and who shall render an appraisal. If the Lessor and the Lessee’s appraiser cannot agree on the fair rental value, or in such case, on an independent appraiser acceptable to both within thirty (30) days following notification by Lessor of its determination of fair rental value, either party may request the American Arbitration Association of Somerset, New Jersey to appoint such independent appraiser who shall be a member of MAI familiar with office buildings in the area of the Building and in such event the decision of the majority of the two appraisers and Lessor as to fair market value shall be rendered in writing within fifteen (15) days of such appointment and shall be final and binding upon the parties, subject to Lessee’s right to rescind its tentative exercise of its renewal options. The parties shall share equally in the cost of any such independent appraiser. If fair market value has not been established as of the 60th day following Lessee’s tentative exercise of its renewal option(s), Lessee may, by notice to Lessor served within five (5) days of such sixtieth (60th) day, (a) rescind its tentative exercise of such renewal option and surrender possession of the Demised Premises on the Term expiration date or the expiration of the first renewal term as the case may be; or (b) extend the time for determination of fair rental value for thirty (30) days. If fair rental value has been established as of the sixtieth (60th) day following Lessee’s tentative exercise of its renewal option(s), Lessee may by notice to Lessor served within five (5) days of such sixtieth (60th) day (c) rescind its tentative exercise of its renewal option(s) and either (i) surrender possession of the Demised Premises on the Term expiration date, or the expiration of date of the first renewal term, as the case may be; or (ii) extend the Term of this Lease for thirty (30) days at the Monthly Basic Rent then in effect and/or for six (6) months at fair rental value; or (d) renew the Lease for the renewal term at fair rental value. If Lessee has elected to extend the time for determination of fair rental value for thirty (30) days, and fair rental value has not been established as of the ninetieth (90th) day following Lessee’s tentative exercise of its renewal option(s), Lessee may, by notice to Lessor served within five (5) days of such ninetieth (90th) day (e) rescind its tentative exercise of such renewal option(s) and surrender possession of the Demised Premises on the Term expiration date or the expiration date of the first renewal term, as the case may be (or the thirtieth (30th) day following such applicable expiration date at the Monthly Basic Rent then in effect and/or for six (6) months at fair rental value); or (f) extend the time for determination of fair rental value for another 30 days. If fair rental value has been established as of the ninetieth (90th) day following Lessee’s tentative exercise of its renewal option(s), Lessee may, by notice to Lessor served within five (5) days of such ninetieth (90th) day, (g) rescind its tentative exercise of its renewal option(s) and either (i) surrender possession of the Demised Premises on the Term expiration date, or the expiration date of the first renewal term, as the case may be; or (ii) extend the Term of this Lease for one month at the Monthly Basic Rent then in effect; and/or for six (6) months at fair rental value; or (h) renew the Lease for the renewal term at fair rental value.

If Lessee has elected to extend the time for determination of fair rental value for an aggregate of sixty (60) days, and fair rental value has not been established as of the one hundred twentieth

(120th) day following Lessee’s tentative exercise of its renewal option(s), Lessee may, by notice to Lessor served within five (5) days of such one hundred twentieth (120th) (i) rescind its tentative exercise of such renewal option and surrender possession of the Demised Premises on the Term expiration date or the expiration date of the first renewal term, as the case may be (or the 60th day following such applicable expiration date at the Monthly Basic Rent then in effect and/or for six (6) months at fair rental value); or (j) renew the Lease and accept Lessor’s determination of fair rental value. If fair rental value has been established as of the one hundred twentieth (120th) day following Lessee’s tentative exercise of its renewal option(s), Lessee may, by written notice to Lessor served within five (5) days of such one hundred twentieth (120th) day, (k) rescind its tentative exercise of its renewal option(s) and either (i) surrender possession of the Demised Premises on the Term expiration date, or the expiration of the first renewal term, as the case may be; or (ii) extend the Term of this Lease for two (2) months at the Monthly Basic Rent then in effect and/or for 6 months at fair market value; or (iii) renew the Lease for the renewal term at fair rental value.

55. FEES AND EXPENSES. The non-prevailing party shall pay the prevailing party, on demand, such expenses as the prevailing party may incur, including without limitation, court costs and reasonable attorneys’ fees and disbursements, in enforcing the performance of any obligation of the non-prevailing party under this Lease.

56. ADDITIONAL BUILDING.

(A) Expansion. Lessee acknowledges that an additional office building (the “Additional Building”) may be constructed within the Office Building Area. In such event and provided Lessee does not exercise its right pursuant to Section 56, this Lease shall be modified to reflect that Lessee shall pay its Proportionate Share of expenses in common with the tenants of the Additional Building, with respect to Common Facilities after the subdivision is perfected or the master deed recorded, as the case may be.

(B) Common Facilities. Common Facilities shall include by way of example, but not limitation, the lawns; ingress and egress roads; parking lots; service buildings, parkways, drives, green spaces, parks, driveway areas, whether or not such driveway areas are the subject of recorded driveway easements; sidewalks; drainage facilities; and fountains or retention ponds (if any); or other facilities owned, operated or maintained in whole or in part by Lessor or any other owner or operator of the Additional Building, from time to time that service both the Building and the Additional Building as shown on the site plan attached hereto as Exhibit I.

(C) Lessee’s Proportionate Share. Lessee’s Proportionate Share of Common Facilities shall be arrived at by dividing the gross square footage of the Building (i.e 377,000 square feet) by the total number of gross square feet of the Building plus the total number of gross square feet of the Additional Building measured outside wall to outside wall. Lessor shall have the right to make changes or revisions in the Common Facilities, which will not unreasonably interfere with Lessee’s parking, ingress, egress or use of the Demised Premises.

(D) Parking. Lessee’s right to utilize parking spaces within the Office Building Area shall be as set forth in Section 36 above until such time, if ever, as the Additional Building may be constructed; whereupon in the event Lessee shall fail to have exercised its right of first offer with respect to the First Offer Space pursuant to Section 57, Lessor shall assign and designate parking spaces for Lessee’s use within the Office Building Area and the parking lot which will service the Additional Building in accordance with the site plan attached hereto as Exhibit J.

57. RIGHT OF FIRST OFFER. Provided an Event of Default has not occurred, until June 30, 2002, Lessee shall have the exclusive right of first offer to lease all (but not a portion of) the space contained in the Additional Building (hereinafter referred to as the “First Offer Space”), which may be constructed at the Demised Premises. Lessor will advise Lessee of the availability of the First Offer Space and Lessee shall have twenty (20) days from receipt of Lessor’s notice setting forth all of the provisions which Lessor would accept, including, without limitation, the Basic and Additional Rent, the term any concessions of allowances and any other relevant matters, within which to respond to Lessor’s offer, TIME HEREBY BEING MADE OF THE ESSENCE. The term of the First Offer Space shall expire coterminously with the expiration date of the Lease, as the same may be extended or renewed. Lessor shall offer the First Offer Space to Lessee at an Annual Basic Rent equal to the then fair market rental rate. Should Lessee elect to lease the First Offer Space, it shall do so at the rate and upon the terms set forth in Lessor’s offer. Should Lessee dispute Lessor’s determination of the fair market rental rate, then the Lessee shall be free to, at the Lessee’s sole cost and expense, employ the services of an appraiser familiar with office buildings located within the Parsippany, New Jersey area comparable to the Building, who shall be a member of The Appraisal Institute (“MAI”) and who shall render an appraisal. If the Lessor and the Lessee’s appraiser cannot agree on the fair market rental rate, or in such case, on an independent appraiser acceptable to both, either party may request the American Arbitration Association of Somerset, New Jersey to appoint such independent appraiser who shall be a member of MAI familiar with office buildings in the area of the Building and in such event the judgment of a majority of the two appraisers and Lessor shall be final and binding upon the parties. The parties shall share equally in the cost of any such independent appraiser. Pending resolution of the issue of fair market rental rate, the Lessee shall pay Lessor the Basic Rent as established by Lessor, subject to retroactive adjustment upon final determination of this issue. Should Lessee elect to lease the First Offer Space, the description of the Demised Premises and Basic Rent shall be adjusted to reflect the inclusion of the First Offer Space. Should Lessee decline Lessor’s offer or fail to respond, then Lessee shall lose any prospective rights of first offer with respect to the First Offer Space, and Lessor shall be free during the next twelve (12) months to lease the First Offer Space to any other tenant upon substantially the same terms and conditions as that offered to Lessee, failing which Lessor shall once again be obliged to offer the First Offer Space to Lessee. Substantially, as used herein, shall mean terms not materially different or a rent of not more than five (5%) percent below the rent requested by Lessor of Lessee less the difference, if any, between the leasing commission which would have been payable had Lessee accepted Lessor’s offer and the leasing commission in connection with such other tenants’ acceptance of Lessor’s offer. Notwithstanding the foregoing, in the event that, at any time after June 30, 2002, Lessor shall market the Additional Building on a multi-tenant basis rather than to a single user, Lessor shall have the exclusive right of first offer to lease not less than one entire floor of the Additional Building (the “Alternate First Offer Space”). Lessor will advise Lessee of the availability of the Alternate First Offer Space and Lessee shall have ten (10) days from receipt of Lessor’s notice setting forth all of the provisions which Lessor would accept, including without limitation, the Basic and Additional Rent, any concessions or allowances and any other relevant matters, within which to respond to Lessor’s offer, TIME HEREBY BEING MADE OF THE ESSENCE: The term of the Alternate First Offer Space shall expire coterminously with the expiration date of the Lease, as the same may be extended or renewed. Lessor shall offer the Alternate First Offer Space at the fair market rental rate. Should the Lessee dispute the fair market rental rate, the dispute resolution procedure set forth above in this Section 57 shall apply. Pending resolution of the issue of fair market rental rate, the Lessee shall pay Lessor the Basic Rent as established by Lessor, subject to retroactive adjustment upon final determination of the issue. Should Lessee elect to lease the Alternate First Offer Space, the description of the Demised Premises and Basic Rent shall be adjusted to reflect the inclusion of the Alternate First Offer Space. Should Lessee decline Lessor’s offer or fail to respond, then Lessee shall lose any prospective rights of first offer with respect to the Additional Building and Lessor shall be free during the next twelve (12) months to lease the Alternate First Offer Space to any other tenant upon substantially the same terms and conditions as that offered to Lessee, failing which Lessor shall once again be obliged to offer the Alternate First Offer Space to Lessee. Substantially, as used herein, shall mean terms not materially less favorable to Lessor or a rent of not more than five (5%) percent below the rent requested by Lessor of Lessee less the difference, if any, between the leasing commission which would have been payable had Lessee accepted Lessor’s offer and the leasing commission in connection with such other tenants’ acceptance of Lessor’s offer.

58. WORK ALLOWANCE/EARLY OCCUPANCY. Lessor shall permit Lessee access to the Demised Premises upon full execution of this Lease for purposes of planning, measuring, surveying and purposes related thereto. Lessee shall be permitted to enter upon and Lessor shall deliver “Vacant” (i.e. not occupied by people and broom clean, but including furniture, fixtures and equipment leased to Lessee by the existing Building tenant pursuant to a separate agreement) possession of the third (3rd) floor of the Building and not less than one Wing designated by Lessor on the second (2nd) floor of the Building (consisting of approximately 170,000 gross rentable square feet of space) (“Phase I”) on March 15, 2001 or on such earlier date as Lessor may make Phase I available to Lessee, and upon the remainder of the Building (consisting of approximately 207,000 gross rentable square feet of space) (“Phase II”) on July 1, 2001. During the period prior to the Commencement Date, Lessee shall comply with Section 33 hereof and Lessee shall pay Lessor for the costs of electricity consumed by Lessee and other Building Operating Costs and Real Estate Taxes (collectively, the “Early Occupancy Costs”), which Lessor shall bill on a monthly basis and Lessee shall pay within thirty (30) days of receipt of such bill, based on the gross rentable square feet of the Building delivered to and accepted by Lessee divided by the gross rentable square feet of the entire Building. Lessee shall be under no obligation to pay any Monthly Basic Rent required by Section 3 hereof until the Commencement Date, but shall otherwise comply with all of the terms and provisions of this Lease. Notwithstanding anything contained herein to the contrary, if (a) Lessor shall not have delivered Vacant possession of the entire third (3rd) floor of the Building on March 15, 2001; or (b) Lessor shall not have delivered Vacant possession of one full Wing on the second floor of the Building on March 30, 2001; or (c) Lessor shall not have delivered Vacant possession of all of Phase II on July 1, 2001, as such dates may be extended by reasons of Force Majeure; or (d) in the event that Lessee is unable to obtain one or more conditional or unconditional certificates of occupancy for the Premises because the condition of the Building fails to comply with all applicable laws and ordinances as of the date of this Lease due not as a result of any work of Lessee, but related solely to non-compliance of the Premises as of the date of this Lease with respect to any applicable law, then, in any such event, Lessee shall be entitled to a one (1) day Basic and Additional Rent abatement for each day beyond March 15, 2001 as to the third floor of the Building, for each day beyond March 30, 2001, as to one full Wing on the second floor of the Building and for each day beyond July 1, 2001 as to Phase II, as such dates may be extended for reasons of Force Majeure, and for each day that Lessee is unable to obtain one or more conditional or unconditional certificates of occupancy for the reason described in clause (d) above, until Vacant possession of the applicable space is delivered by Lessor, or until Lessee is able to take lawful occupancy of the Premises pursuant to a conditional or unconditional certificate of occupancy for the uses permitted under Section 4 hereof. The aggregate number of days Rent abatement for Basic and Additional Rent for such applicable portion of gross rentable square feet of space shall be applied as a credit against the Annual Basic Rent and to a proportionate reduction of the Monthly Basic Rent for the first year of the Term. In addition to, and not in limitation of the abatements of Basic and Additional Rent provided for hereinabove in this Section 58, in the event that Lessor fails to deliver one full Vacant Wing on the second floor of the Building on or before April 30, 2001, the abatement of Basic and Additional Rent described above shall apply with respect to the entire Phase I and Lessee shall have no obligation to pay the Early Occupancy Costs with respect to the entire Vacant Phase I for each day commencing on March 30, 2001, and ending on the day the entire Phase I space is delivered to Lessee, as such dates may be extended for reasons of Force Majeure. In addition, if clause (d) above applies, Lessor shall be responsible, at its sole cost, to remedy the conditions preventing the conditional or unconditional certificate of occupancy from being issued, which, together with such abatement shall be Lessee’s sole remedy. In no event shall any such delay postpone Lessee’s obligation to commence the payment of Rent as of the Commencement Date subject, however, to any abatement pursuant to this Lease to which Lessor is entitled. In consideration of the acceptance by Lessee of the Premises in “AS IS” condition, Lessor shall pay to Lessee a Work Allowance in the sum of Four Million and 00/100 ($4,000,000.00) Dollars, Lessee shall submit a written request for payment on or before the twenty-fifth (25th) of each month, along with copies of paid invoices and/or Lessee’s affidavit stating the contractors or suppliers to which the costs for which the applicable portion of the Work Allowance is sought have been incurred for occupancy-related expenses or moving expenses have been paid, and Lessor will render payment on or before the fifteenth (15th) day of each following month. The unused portion, if any, of the Work Allowance shall be funded by Lessor no later than November 15, 2001, and the same shall also be used for occupancy-related expenses or moving expenses. Notwithstanding anything to the contrary in the preceding sentence, Lessor shall repair the damage within the parking area as described in the Eckland Report and shall repair the irrigation system so that it is in working order not later than May 15, 2001, provided that such repair obligations shall not exceed in the aggregate the sum of Ten Thousand and 00/100 ($10,000.00) Dollars.

59. BUILDING MANAGEMENT. Throughout the Term of this Lease and any renewal thereof, Gale & Wentworth, L.L.C. shall provide property management services for the Demised Premises typically associated with first class office buildings, for which Lessee will pay to Lessor an annual management fee equal to two (2%) percent of the Annual Basic Rent then in effect, such obligation to be included as a Building Operating Cost.

60. SALE OF DEMISED PREMISES. In the event that, at any time during the Term, Lessor markets the sale of the Demised Premises to the general public, Lessor agrees to provide Lessee with Lessor’s marketing materials and Lessee shall have the right to make an offer to Lessor. This right will not preclude Lessor from entering into a transaction with a third party with whom Lessor has had a contractual or investor relationship.

61. GUARANTY. This Lease is expressly conditioned on the execution by Cendant Corporation of the guaranty of the terms, covenants and conditions in this Lease to be performed and observed by Lessee in the form and substance attached hereto and made a part hereof as Exhibit J, which guaranty shall be accompanied by a corporate resolution authorizing the execution thereof, or the opinion of counsel confirming the corporate authority of the signatories thereto.

62. RECORDING. Lessor or Lessee agrees that either party may record, at its expense, a memorandum of this Lease, which memorandum shall include the description, term, right of first offer and renewal option, if any, only and the other party will cooperate in the endeavor and execute the memorandum. Should Lessee seek to record a memorandum prior to the commencement date of this Lease, then, and in such event, it will contemporaneously therewith deliver a cancellation of the memorandum to be held in escrow by Martin E. Dollinger, Esq. to only be recorded in the event of Lessee’s failure to take possession or Lessee’s commission of any other default prior to the commencement date of this Lease.

63. ROOFTOP EQUIPMENT. Provided Lessor shall have the continued ability to lawfully allow other tenants (if the Building is then occupied by tenants other than Lessee by virtue of Lessor’s recapture of space within the Demised Premises) or itself the right to install roof top antennas or other communication devices upon not more than 50% of the space available on the roof of the Building, Lessee shall have the right to install, at its sole cost and expense, such telecommunications equipment, including, without limitation, satellite dishes and antennas (“Rooftop Equipment”), together with the right to install such risers and conduits and to install such wiring to the roof as may be required to install the Rooftop Equipment on the roof of the Building, said Rooftop Equipment to not display any name, logo or identity, and to be installed at Lessee’s sole cost in compliance with any and all necessary governmental approvals. Lessee shall be responsible for any damage caused to the Building in connection with said Rooftop Equipment and indemnifies and holds Lessor harmless from all direct and indirect costs, expenses, and claims resulting therefrom. Lessee shall use such contractor as Lessor shall designate for the installation of the Rooftop Equipment. At Lessee’s option, Lessee may designate its own contractor for Lessor’s approval, which shall not be unreasonably withheld. Lessee agrees not to interfere with other radio transmission or reception equipment properly located at the Building. If Lessee should cause such interference, Lessee shall cease its operation and, at its sole cost and expense, immediately take the necessary and appropriate action to eliminate and correct such interference before resuming operation. Such corrective action may include, but not be limited to, Lessor’s relocation of the Rooftop Equipment and any related equipment, the cost of which Lessee shall pay to Lessor, as Additional Rent, within thirty (30) days of Lessee’s receipt of a bill therefor. Upon the expiration or sooner termination of the Term of this Lease, Lessee, at Lessor’s option, shall remove said Rooftop Equipment and/or the risers, conduits or wiring installed in connection therewith and repair all injury done by or in connection with the installation or removal of the same.

64. COUNTERPARTS. This Lease may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

ONE CAMPUS ASSOCIATES, L.L.C., Lessor

By:	/s/ Christopher F. Sameth
Name:	Christopher F. Sameth
Title:	Authorized Representative

CENDANT OPERATIONS, INC., Lessee

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	SVP, Planning & Development

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